EXHIBIT 2.1

TRANSACTION AGREEMENT

by and among

CLOPAY AMES TRUE TEMPER HOLDING CORP., as the Seller;

CLOPAY PLASTIC PRODUCTS COMPANY, INC., as the Company;

and

BERRY GLOBAL, INC., as the Buyer

Dated as of November 15, 2017

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(continued)

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(continued)

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(continued)

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APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES
Appendix A	–	Definitions

EXHIBITS
Exhibit I	–	Form of Trademark Assignment Agreement
Exhibit II-A	–	Form of Signing Stipulation
Exhibit II-B	–	Form of Closing Stipulation
Exhibit III	–	Form of Assignment of Claims Instrument
Exhibit IV	–	Form of Transition Services Agreement
Exhibit V	–	Net Working Capital; Accounting Principles
Exhibit VI	–	Form of CBP Lease
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TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of November 15, 2017 (as it may be amended or supplemented from time to time in accordance with the terms hereof, this “Agreement”), is by and among Berry Global, Inc., a corporation organized under the Laws of Delaware (the “Buyer”), Clopay Ames True Temper Holding Corp., a corporation organized under the Laws of Delaware (the “Seller”), and Clopay Plastic Products Company, Inc., a corporation organized under the Laws of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and its Subsidiaries are in the business of manufacturing and selling plastic films or film laminates for baby diapers, adult incontinence care products, and disposable surgical and patient care products (the “Business”), and the Buyer desires to acquire such Business;

WHEREAS, the Seller is the record and beneficial owner of all currently issued and outstanding shares of common stock of the Company (such shares, collectively, the “Transferred Securities”); and

WHEREAS, the Seller desires to sell, convey, assign, transfer and deliver (“Transfer”), and the Buyer desires to purchase and accept (“Purchase”) from the Seller, all on the terms and conditions set forth herein, all of the Transferred Securities.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions Generally. Defined terms in this Agreement and in the Appendices and Schedules to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Appendix A to this Agreement. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement and the Appendices and Schedules hereto.

Section 1.2. Interpretation Generally. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(e) references herein to any gender includes each other gender;

(f) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;

(g) each reference to “days” shall be to calendar days;

(h) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time;

(i) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules, provided, however, that no amendments to, or corresponding provisions of a successor of, any Law, statute, regulation or other government rule that are enacted after Closing (whether or not having any retroactive effect to a time prior to Closing) shall affect the interpretation of any such Law, statute, regulation or other government rule as applicable for purposes of this Agreement; and

(j) accounting terms which are not otherwise defined in this Agreement, or any Appendix or Schedule hereto, shall have the meanings given to them under GAAP.

Article II

THE TRANSACTION

Section 2.1. Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall Transfer to the Buyer, and the Buyer shall Purchase from the Seller, the Seller’s entire right, title and interest in and to all of the Transferred Securities.

Section 2.2. Purchase Price. The purchase price for the Transferred Securities shall be an amount in Dollars equal to $475,000,000.00 (the “Base Closing Cash Amount”) plus or minus the adjustments thereto in accordance with Section 2.3 and Section 2.7 (as so adjusted, the “Purchase Price”).

Section 2.3. Closing Date Payment Amount.

(a) At least two (2) Business Days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement setting forth the Seller’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), the Transaction Related Expenses to the extent unpaid as of immediately prior to the Closing (the “Estimated Transaction Related Expenses”) and the Net Funded Indebtedness (the “Estimated Net Funded Indebtedness”), in each case together with the components thereof and with reasonable supporting documentation showing the calculation of such estimates. Such statement shall be prepared and calculated in good faith, and in the manner and on a basis consistent with the Accounting Principles and the definitions of “Net Working Capital,” “Transaction Related Expenses” and “Net Funded Indebtedness.” If the Estimated Net Working Capital is greater than the Target Net Working Capital, such excess amount shall be the “Estimated Net Working Capital Excess Amount.” If the Estimated Net Working Capital is less than the Target Net Working Capital, the difference shall be the “Estimated Net Working Capital Deficiency Amount.” The amount payable by the Buyer to the Seller at the Closing shall be an amount (the “Closing Date Payment Amount”) in Dollars equal to (i) the Base Closing Cash Amount plus (ii) the Estimated Net Working Capital Excess Amount, if any, minus (iii) the Estimated Net Working Capital Deficiency Amount, if any, minus (iv) the Estimated Net Funded Indebtedness, minus (v) the Estimated Transaction Related Expenses.

(b) At the Closing, the Buyer shall make payments by wire transfer in immediately available funds as follows:

(i) the Closing Date Payment Amount to the Seller or one of its designees by wire transfer of immediately available funds in a bank account specified by the Seller upon written notice given to the Buyer no less than two (2) Business Days prior to the Closing Date;

(ii) an amount equal to the Estimated Transaction Related Expenses of the Purchased Companies that have not been paid prior to the Closing to one or more accounts (of the applicable Persons to whom such payments are required to be made) specified by the Seller upon written notice given by the Seller, together with the appropriate invoices, to the Buyer at least two (2) Business Days prior to the Closing Date; and

(iii) an amount equal to the Closing Debt to be Discharged to one or more accounts of the holders of the Closing Debt to be Discharged, either as specified by the Seller in a written notice given by the Seller to the Buyer or in the payoff letters delivered pursuant to Section 2.5(b), in each case, at least two (2) Business Days prior to the Closing Date.

(c) For the purposes of preparing the statement set forth in Section 2.3(a) and otherwise calculating the Estimated Net Working Capital, at any time between three (3) and one (1) calendar days before the Closing Date, the Seller shall conduct (or cause to be conducted) a physical inventory count of each Purchased Company other than the

Brazilian Purchased Companies and the PRC Purchased Entities, and the Buyer and its representatives (including its accountants or other outside representatives) shall have the right to observe and participate in such inventory count. Furthermore, at any time between three (3) calendar days before the Closing Date and two (2) calendar days after the Closing Date, the Seller shall use its commercially reasonable efforts to conduct (or cause to be conducted) a physical inventory count of the Brazilian Purchased Companies and the PRC Purchased Companies, and the Buyer and its representatives (including its accountants or other outside representatives) shall have the right to observe and participate in such inventory count.

Section 2.4. Closing. The closing of the Transfer and Purchase of the Transferred Securities (the “Closing”) shall take place remotely by the electronic exchange of documents or at such offices of Dechert LLP (“Dechert”) as determined by Dechert prior to the Closing, on the second Business Day on which the last of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived by the appropriate party, or at such other place, time and date as the parties may agree (the actual date of the Closing, the “Closing Date”).

Section 2.5. Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(a) certificates and stock powers duly executed by the Seller evidencing the transfer of such Transferred Securities by the Seller to the Buyer;

(b) duly executed copies of (i) payoff letters, releases and discharges (or agreements therefor) relating to the Closing Debt to be Discharged, which shall include customary provisions terminating obligations of the Purchased Companies under any and all documentation evidencing or relating to such Closing Debt to be Discharged, other than obligations that customarily survive such terminations, and which shall include, if applicable, commitments to release all Liens relating to such Closing Debt to be Discharged upon the Closing, each in form and substance reasonably satisfactory to Buyer, and (ii) full and unconditional releases of any and all guarantees by the Purchased Companies of any Parent Indebtedness (other than in respect of any release effectuated automatically under the relevant documents of the Parent Indebtedness), each in form and substance reasonably satisfactory to Buyer;

(c) evidence that each agreement or arrangement set forth on Schedule 5.6 has been terminated;

(d) (i) written resignations effective as of Closing of any manager, director, officer or attorney-in-fact of the Purchased Companies designated in writing by the Buyer at least three (3) Business Days prior to the Closing Date, and (ii) with respect to any legal representative, general manager, director and/or supervisor of any PRC Purchased Company designated in writing by the Buyer at least three (3) Business Days prior to the Closing Date, two (2) original executed counterparts of the board and shareholder resolutions of each such PRC Purchased Company and two (2) original executed counterparts of the removal letters issued by the shareholder of each such PRC Purchased Company, in each case, authorizing the resignation and removal of such legal representative, general manager, director or supervisor, with each such resignation to take effect upon Closing;

(e) a certificate of an authorized officer of the Seller and the Company (in each case in such officer’s capacity as such an officer and not in his or her individual capacity) certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(f) a certificate from the Seller, in form and substance required under Treasury Regulations Section 1.1445-2(b)(2), dated no earlier than thirty (30) days prior to the Closing Date, certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Code;

(g) certificates, dated as of the Closing Date and signed by the secretary or equivalent officer of each of the Seller and the Company (in his or her capacity as such), attaching the resolutions duly adopted by its members, managers, directors or shareholders, as applicable, authorizing the execution, delivery and performance of this Agreement, each Ancillary Agreement to which such Person is a party and the consummation of the transactions contemplated hereby and thereby;

(h) duly executed copies by the Seller (and its Affiliates) of all Ancillary Agreements to be executed and delivered by the Seller (and its Affiliates) and the Company under this Agreement; and

(i) an audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015, September 30, 2016 and September 30, 2017, including an unqualified opinion of Grant Thornton LLP that, in their judgment, the financial records and statements of the Company and its Subsidiaries are fairly and appropriately presented, and in accordance with GAAP (it being acknowledged that, if sooner received by Seller, Seller shall deliver the foregoing to Buyer within two (2) Business Days following the receipt of the finalized audited consolidated balance sheet and auditor’s opinion).

Section 2.6. Deliveries by Buyer. At the Closing, in addition to the payments set forth in Section 2.3(b), the Buyer shall deliver to the Seller the following:

(a) a certificate of an authorized officer of the Buyer (in such officer’s capacity as such an officer and not in his or her individual capacity) certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(b) a certificate, dated as of the Closing Date and signed by the secretary or equivalent officer of the Buyer (in his or her capacity as such), attaching the resolutions duly adopted by its directors, authorizing the execution, delivery and performance of this Agreement, each Ancillary Agreement to each the Buyer is a party and the consummation of the transactions contemplated hereby and thereby; and

(c) duly executed copies by the Buyer (and its Affiliates) of all Ancillary Agreements to be executed and delivered by the Buyer (and its Affiliates) under this Agreement.

Section 2.7. Post-Closing Purchase Price Adjustment.

(a) Within ninety (90) calendar days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a statement (the “Closing Statement”) setting forth the Net Working Capital, the Net Funded Indebtedness, the Transaction Related Expenses (to the extent unpaid as of immediately prior to Closing), and the components thereof. The Closing Statement and the calculations set forth thereon shall be prepared and calculated in good faith, and in the manner and on a basis consistent with the Accounting Principles (if applicable) and the definitions of “Net Working Capital,” “Net Funded Indebtedness,” “Transaction Related Expenses,” and shall be in the same form and include the same line items as the calculations of the Estimated Net Working Capital, the Estimated Net Funded Indebtedness, Estimated Transaction Related Expenses.

(b) If the Closing Statement is not so timely delivered, then without any further action of the parties, the Closing Statement shall consist of the Estimated Net Working Capital, the Estimated Net Funded Indebtedness and the Estimated Transaction Related Expenses, and shall be deemed delivered as such by Buyer to Seller under this Agreement (and for the avoidance of doubt, the Seller shall be entitled to all rights set forth in the remainder of this Section 2.7).

(c) After receipt of the Closing Statement pursuant to Section 2.7(a) or deemed receipt pursuant to Section 2.7(b), the Seller will have ninety (90) calendar days to review the Closing Statement. Unless the Seller delivers written notice (which notice shall include the items and amounts in dispute and supporting documentation related thereto) to the Buyer setting forth the items disputed by the Seller with respect thereto on or prior to the ninetieth (90th) calendar day after the Seller’s receipt of the Closing Statement, the Seller will be deemed to have accepted and agreed to the Closing Statement and such statement (and the calculations contained therein) will be final, binding and conclusive for purposes of this Article II. If the Seller notifies the Buyer of its objections to items contained in the Closing Statement (or calculations contained therein) within such ninety (90) calendar day period, the Buyer and the Seller shall, during the thirty (30) calendar days following delivery of such notice by the Seller to the Buyer (or such longer period as they may mutually agree in writing) (the “Resolution Period”), attempt in good faith to resolve their differences with respect to the disputed items (or calculations) identified in such notice (the “Disputed Items”), and all other items (and all calculations relating thereto) will be final, binding and conclusive for purposes of this Article II. Any resolution by the Buyer and the Seller during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive, for purposes of this Article II.

(d) If the Buyer and the Seller do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted to

(i) PwC, or (ii) if such firm is not willing to act in such capacity, to an independent certified public accounting firm in the United States of international reputation mutually acceptable to Buyer and the Seller, or (iii) if Buyer and Seller are unable to agree upon such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Buyer and Seller shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third firm (PwC or, if applicable, the firm selected in accordance with clause (ii) or the third firm selected in accordance with clause (iii), the “Neutral Expert”). The Neutral Expert shall act as an independent expert, and not an arbitrator, to determine only those Disputed Items remaining in dispute, consistent with this Section 2.7. Within forty-five (45) days following the selection and engagement of the Neutral Expert, Buyer on the one hand, and Seller on the other hand, shall have the opportunity to submit to the Neutral Expert one (1) written statement of position related to the remaining Disputed Items. Within ten (10) Business Days following the submission to the Neutral Expert of each such statement of position, Buyer on the one hand, and Seller on the other hand, shall have the opportunity and right to submit to the Neutral Expert one (1) written response to the other party’s statement of position. Following the expiration of such ten (10) Business Day response period and the review of written submission of the parties (to the extent timely received), the parties shall request that the Neutral Expert shall make, within ten (10) Business Days thereafter, a final determination (which shall be binding and conclusive for purposes of this Article II) of the appropriate amount of each of the remaining Disputed Items in accordance with the provisions of this Section 2.7, the Accounting Principles (if applicable) and the definitions of “Net Working Capital,” “Net Funded Indebtedness,” “Transaction Related Expenses,” (in each case, to the extent applicable). Subject to the foregoing sentence, the Neutral Expert shall rely on the written submissions of the parties with respect to the matters at issue and shall not undertake an independent investigation, or hold any hearing or other verbal inquiry. Each of the parties shall, concurrently with the delivery of any work papers, documents, information or material to the Neutral Expert, deliver a copy of such items to the other party. The scope of the disputes to be determined by the Neutral Expert shall be limited to those remaining Disputed Items, and the Neutral Expert is not to make any other determination, including as to whether the statement delivered pursuant to Section 2.3(a), the Closing Statement, Target Net Working Capital, Net Working Capital or Net Funded Indebtedness was determined in accordance with GAAP (other than in the case of Net Working Capital or Net Funded Indebtedness, a determination as to whether such items were calculated on a basis consistent with the Accounting Principles and the definition of “Net Funded Indebtedness”), and as to whether the definition or line items (as applicable) of Net Working Capital, Net Funded Indebtedness, Transaction Related Expenses, or the agreed upon dollar amount of the Target Net Working Capital is correct or appropriate. In resolving each Disputed Item, the Neutral Expert shall be bound by the definitions set forth for each item as set forth in this Agreement and the principles set forth in this Section 2.7 and may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party. The parties further agree that the adjustment contemplated by this Section 2.7 is intended to show (i) the change between the Estimated Net Working Capital and the Final Net Working Capital, (ii) the change between the Estimated Net Funded Indebtedness and the Final Net Funded Indebtedness, and (iii) the change between the Estimated Transaction Related Expenses and the Final Transaction Related Expenses, if any, and that such changes can only be measured if each calculation is done in a manner consistent with the Accounting Principles (as applicable) and the definitions of the defined terms set contained in this sentence. All fees and expenses relating to the work, if any, to be performed by the Neutral Expert will be allocated between the Buyer and the Seller in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Expert that is unsuccessfully disputed by each such party (as finally determined by the Neutral Expert) bears to the total amount of such Disputed Items so submitted. The final, binding and conclusive Closing Statement based either upon agreement by the parties, or deemed agreement by the Buyer and the Seller in accordance with this Section 2.7, or the written determination delivered by the Neutral Expert in accordance with this Section 2.7(d) will be the “Conclusive Closing Statement.” If any party fails to submit a statement regarding any Disputed Item submitted to the Neutral Expert within the time determined by the Neutral Expert or otherwise fails to give the Neutral Expert access as reasonably requested, then the Neutral Expert shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Expert by the other party. The Seller shall not have any Liability with respect to Funded Indebtedness, Closing Date Funded Indebtedness, Transaction Related Expenses or current assets or current liabilities (including as to accounts receivable and the collectability thereof) or any other component of Net Working Capital except as determined by this Section 2.7. If the Net Working Capital as set forth in the Conclusive Closing Statement is greater than the Target Net Working Capital, such difference shall be the “Final Net Working Capital Excess Amount.” If the Net Working Capital as set forth in the Conclusive Closing Statement is less than the Target Net Working Capital, such difference shall be the “Final Net Working Capital Deficiency Amount.” If the Estimated Net Working Capital is greater than the Net Working Capital as set forth in the Conclusive Closing Statement, such difference shall accrue interest from (and including) the Closing Date to (and including) the date of the payment set forth in Section 2.7(f) at a rate equal to the Interest Rate (the “Seller Payable Interest Amount”). If the Net Working Capital as set forth in the Conclusive Closing Statement is greater than the Estimated Net Working Capital, such difference shall accrue interest from (and including) the Closing Date to (and including) the date of the payment set forth in Section 2.7(f) at a rate per annum equal to the Interest Rate (the “Buyer Payable Interest Amount”). The Net Funded Indebtedness as finally determined in accordance with this Section 2.7 and set forth in the Conclusive Closing Statement shall be the “Final Net Funded Indebtedness.” The Transaction Related Expenses as finally determined in accordance with this Section 2.7 and set forth in the Conclusive Closing Statement shall be the “Final Transaction Related Expenses.” The “Final Payment Amount” shall be an amount in Dollars equal to (A) the Base Closing Cash Amount plus (B) the Final Net Working Capital Excess Amount, if any, minus (C) the Final Net Working Capital Deficiency Amount, if any, minus (D) the Seller Payable Interest Amount, if any, plus (E) the Buyer Payable Interest Amount, if any, minus (F) the Final Net Funded Indebtedness, minus (G) the Final Transaction Related Expenses.

(e) Subject to Section 2.7(f):

(i) If the Closing Date Payment Amount is greater than the Final Payment Amount (the amount by which the Closing Date Payment Amount exceeds the Final Payment Amount, the “Adjustment Payable to Buyer”), the Seller shall pay to the Buyer by wire transfer of immediately available funds the amount of the Adjustment Payable to the Buyer.

(ii) If the Closing Date Payment Amount is less than the Final Payment Amount (the amount by which the Final Payment Amount exceeds the Closing Payment Amount, the “Adjustment Payable to Seller”), the Buyer shall pay to the Seller by wire transfer of immediately available funds the amount of the Adjustment Payable to the Seller.

Any amount payable to any party pursuant to this Section 2.7(e) shall be treated as an adjustment to the Purchase Price.

(f) If, after receipt of the Closing Statement pursuant to Section 2.7(a):

(i) the Seller does not deliver a notice of dispute as described in Section 2.7(c) within the ninety (90) day period following the Seller’s receipt of the Closing Statement or if within such period the Seller delivers a notice to the Buyer stating that the Seller does not dispute any item in the Closing Statement (such notice, a “Non-Dispute Notice”), then on the second (2nd) Business Day following the earlier of the last day of such ninety (90) day period or the date on which Buyer receives such Non-Dispute Notice, as applicable, the payments set forth in Section 2.7(e) shall be made in favor of the applicable party; or

(ii) the Seller delivers a notice of dispute as described in Section 2.7(c) within the ninety (90) day period following the Seller’s receipt of the Closing Statement, then within two (2) Business Days after resolution or deemed resolution of all the Disputed Items in accordance with Section 2.7(d) (whether by mutual agreement between Buyer and the Seller, or by decision of the Neutral Expert), the payments set forth in Section 2.7(e) shall be made in favor of the applicable party; provided, however, that the parties hereby agree that in the event, at any time after the delivery of such notice of dispute, the aggregate amount of the unresolved Disputed Items represent less than $50,000.00 in controversy, (1) the payments set forth in Section 2.7(e) shall be made within two (2) Business Days in favor of the applicable party in respect of such Closing Statement that is not (or no longer) subject to dispute and (2) the payment of the amount of all such unresolved Disputed Items shall be made within two (2) Business Days after their resolution or deemed resolution in favor of the applicable party.

(g) After the Closing and until the Net Working Capital, the Net Funded Indebtedness and the Transaction Related Expenses have been determined to be final in accordance with Section 2.7(d), the Buyer shall, and shall cause each Purchased

Company to, provide to the Seller and its Representatives reasonable access during normal business hours to the Books and Records and to any other information (to the extent permitted by applicable Law), including work papers of their respective accountants (to the extent permitted by such accountants), and on reasonable advance notice to Buyer and with Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed), any employees and premises during regular business hours, in each case to the extent reasonably appropriate or necessary for the Seller to dispute or object to all or any part of the Closing Statement, and/or to prepare materials for presentation to the Neutral Expert in connection with Section 2.7; provided that the accountants of Buyer and Seller shall not be obliged to make any work papers available to the Neutral Expert except in accordance with such accountants’ normal disclosure procedures and then only after such Neutral Expert has signed a customary agreement relating to such access to work papers.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND COMPANY

Except as set forth in the Schedules attached hereto, the Seller and the Company hereby represent and warrant to the Buyer, as follows:

Section 3.1. Organization and Qualification.

(a) The Seller. The Seller is duly incorporated, validly existing and in good standing under the Laws of Delaware.

(b) Purchased Companies. Each of the Purchased Companies is either duly organized or incorporated (as applicable), and is validly existing, under the Laws of its jurisdiction of organization, has all requisite corporate (or similar entity) power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and, except as set forth in Schedule 3.1(b), is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of Closing, none of the Purchased Companies shall hold, directly or directly, any equity interest in CP Sales.

(c) Organizational Documents. The Company has heretofore made available to the Buyer complete and correct copies of all the Organizational Documents of the Purchased Companies, and such Organizational Documents are in full force and effect. None of the Purchased Companies is in violation of any of the material provisions of their respective Organizational Documents.

Section 3.2. Corporate Authorization. Each of the Seller and the Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which they are a party, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller and by the Company of this Agreement and each of the Ancillary Agreements to which they are a party, and the consummation by the Seller and the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of Seller and the Company, respectively.

Section 3.3. Binding Effect. This Agreement and each of the Ancillary Agreements to which the Seller and the Company is a party, when executed and delivered by the parties thereto (assuming the due authority, execution and delivery by the Buyer), constitutes a valid and legally binding obligation of the Seller and the Company, respectively, enforceable against the Seller and the Company, respectively, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.4. Regulatory Approvals and Non-Governmental Consents.

(a) Except as set forth in Schedule 3.4(a) (the “Seller Regulatory Approvals”) and assuming the accuracy of the representations and warranties made in Section 4.4(a), no Governmental Authorization or filing is required to be obtained by the Seller or any of the Purchased Companies from, or to be given by the Seller or any of the Purchased Companies to, or made by the Seller or any of the Purchased Companies with, any Governmental Entity or securities exchange, as a result of the execution or delivery by the Seller or the Company of, or performance by the Seller or the Company of their obligations under, this Agreement or the Ancillary Agreements, except for such Governmental Authorizations or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially impair the Seller’s or the Company’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

(b) Except as set forth in Schedule 3.4(b) (the “Non-Governmental Consents”), no consent, approval, waiver, notice or authorization is required to be obtained by the Seller or any of the Purchased Companies from, or to be given by the Seller or any of the Purchased Companies to, or made by the Seller or any of the Purchased Companies with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the Seller or the Company of this Agreement and the Ancillary Agreements, except for such consents, approvals, waivers or authorizations of which the failure to obtain would not, individually or in the aggregate, reasonably be expected to materially impair the Seller’s or the Company’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 3.5. Non-Contravention. The execution, delivery and performance by the Seller and the Company of this Agreement, and the execution, delivery and performance by the Seller and the Company of the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Seller or any Purchased Company, (b) assuming the receipt and/or filing of all Regulatory Approvals and Non-Governmental Consents, (i) materially conflict with, or result in the material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or (ii) give rise to any termination, material amendment, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of a material right or obligation of the Seller or any Purchased Company under, or result in a loss of any benefit to which the Seller or any Purchased Company is entitled under, any Material Contract to which the Seller or Purchased Company is a party, or result in the creation of any Lien (other than a Limited Transfer Lien upon any of the Transferred Securities or a Permitted Lien on any material property, assets or rights of the Purchased Companies), or (c) assuming the receipt and/or filing of all Regulatory Approvals and Non-Governmental Consents, materially violate or result in a material breach of or constitute a default under any Law or Governmental Authorization to which the Seller or a Purchased Company is subject, or to which any material property or assets of the Seller or a Purchased Company is bound.

Section 3.6. Assets. Except as set forth in Schedule 3.6(a), or with respect to Intellectual Property (for which representations and warranties regarding ownership are given in Section 3.11) and Real Property (for which representations and warranties regarding title are given in Section 3.15), the Purchased Companies have good and marketable title to or a valid leasehold interest in their respective material tangible assets owned by them, free and clear of all Liens, other than Permitted Liens. Except as set forth in Schedule 3.6(b), the assets and other properties and interests currently owned, leased or otherwise used by the Purchased Companies constitute all of the material assets reasonably necessary for the Purchased Companies to carry on the Business as currently conducted, other than any assets of Seller or an Affiliate thereof expressly made available to the Buyer on a limited basis in accordance with the terms of the Transition Services Agreement.

Section 3.7. Capitalization; Equity Interests.

(a) Transferred Securities.

(i) The Seller has good and valid title to the Transferred Securities, free and clear of all Liens, other than Limited Transfer Liens.

(ii) After giving effect to the Closing, the Buyer shall have acquired good and valid title to the Transferred Securities, free and clear of any Lien, other than Limited Transfer Liens or Liens created by or on behalf of the Buyer or any of its Affiliates.

(b) Capitalization; Ownership of Equity Interests. The authorized capital stock and Equity Interests of each Purchased Company and the current ownership of such Equity Interests as of the date hereof is set forth in Schedule 3.7(b). The Equity Interests set forth in Schedule 3.7(b) constitute the only issued and outstanding Equity Interests of the Purchased Companies, and such Equity Interests have been all duly authorized and, to the extent the following concepts are applicable thereto, are validly issued and fully paid, and are nonassessable. The registered capital of each PRC Purchased Company has been contributed in full.

(c) Agreements with Respect to Equity Interests. Except as set forth in Schedule 3.7(c), (i) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Purchased Companies are or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests of the Purchased Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding, and (ii) the outstanding Equity Interests of the Purchased Companies are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests.

Section 3.8. Financial Statements.

(a) On or prior to the date hereof, the Company has made available to the Buyer a correct and complete copy of (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015 and the related consolidated statement of income for the fiscal year then ended (the “2015 Financial Statement”), (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 and the related consolidated statement of income for the fiscal year then ended (the “2016 Financial Statement”), and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2017 (the “2017 Balance Sheet Date”) and the related consolidated statement of income for the fiscal year then ended (the “2017 Financial Statement” and, collectively with the 2015 Financial Statement and 2016 Financial Statement, the “Financial Statements”).

(b) Each of the Financial Statements is correct and complete in all material respects, fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the results of operations, income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the periods specified in such statements, in each case in accordance with the Books and Records of the Purchased Companies and with GAAP (subject to changes resulting from normal year-end adjustments and to the absence of footnote and other presentation disclosures).

Section 3.9. Litigation and Claims. Except as set forth in Schedule 3.9: (i) there is no material Litigation pending or, to Seller’s Knowledge, threatened in writing against any of the Purchased Companies; (ii) there is no Litigation pending or, to the Seller’s Knowledge, threatened in writing against the Seller or the Company that, individually or in the aggregate, would adversely affect Seller’s or the Company’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby; (iii) neither the Seller nor the Company is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction, nor is there any pending or, to the Seller’s Knowledge, threatened in writing order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction, that, individually or in the aggregate, would (x) adversely affect the Purchased Companies, or (y) adversely affect the Seller’s or the Company’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 3.10. Compliance with Law; Regulatory Matters. Except as set forth in Schedule 3.10:

(a) Each of the Purchased Companies is currently in, and during the past four (4) years has been in, compliance with applicable Law other than with respect to any non-compliance that would not reasonably be expected to have a material and adverse impact on any of the Purchased Companies.

(b) Except as would not reasonably be expected to, individually or in the aggregate, adversely affect any Purchased Company in a material way, (i) none of the Purchased Companies is, or during the past four (4) years has been, in violation of any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010 (all such Laws, “Anticorruption Laws”), (ii) to the Seller’s Knowledge, no director, officer or employee acting for or on behalf of any of the Purchased Companies in connection with the Business is, or during the past four (4) years has been, in violation of any Anticorruption Law, and (iii) none of the Purchased Companies has received any written notice alleging any such violation of any Anticorruption Law.

(c) All Governmental Authorizations required for each Purchased Company to conduct its business have been obtained by such Purchased Company and are valid and in full force and effect, other than when the failure to obtain such Governmental Authorizations would not reasonably be expected to adversely affect any Purchased Company in a material way. Since January 1, 2015, no Purchased Company has received written notice from any Governmental Entity revoking or threatening to revoke any material Governmental Authorization or alleging that the Purchased Companies are in material violation of any such Governmental Authorization.

Section 3.11. Intellectual Property.

(a) Schedule 3.11(a) contains a complete and correct list of active registrations of, and all pending applications to register any Company Intellectual Property Rights owned (solely or jointly) by to the Purchased Companies as of the date hereof. To the Seller’s Knowledge, as of the date hereof, the Company Intellectual Property Rights identified on Schedule 3.11(a) are duly registered in the name of a Purchased Company, are valid and enforceable, and not subject to any pending cancellation, interference, reissue, or reexamination proceeding.

(b) Except as set forth on Schedule 3.11(b), to the Seller’s Knowledge, the Company Intellectual Property Rights are exclusively owned by the Purchased Companies, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted by any Purchased Company to any Person, including implied licenses granted by any Purchased Company in connection with the sale of products and services).

(c) Except as set forth on Schedule 3.11(c), as of the date hereof: (i) the Purchased Companies have not received any written communication in the last three (3) years alleging that any Purchased Company has infringed or misappropriated any Intellectual Property Rights of any Person, (ii) to the Seller’s Knowledge, the products and services of the Purchased Companies, as currently provided and as provided in the last three (3) years by the Purchased Companies, do and did not infringe or misappropriate or otherwise violate any Intellectual Property Right owned by any Person, (iii) to the Seller’s Knowledge, no Person is infringing upon or misappropriating (or in the last three (3) years has infringed upon or misappropriated) any of the Company Intellectual Property Rights, and (iv) in the last three (3) years, the Purchased Companies have not sent any notice to or asserted or threatened in writing any action or claim against any Person involving or relating to any infringement or misappropriation of the Company Intellectual Property Rights, other than any such actions, claims or matters that have been resolved, and (v) no Company Intellectual Property Rights or product manufactured or sold by or process used by the Purchased Companies is subject to any outstanding decree, order, injunction, judgment or ruling issued restricting the use thereof by the Purchased Companies or restricting the licensing thereof by the Purchased Companies to any Person, or any agreement so restricting in any material respect the use or licensing thereof.

(d) Other than any assets of Seller made available to the Buyer under the Transition Services Agreement, the Purchased Companies own or have valid rights to access and use all electronic data processing, software, record keeping, communications, telecommunications, account management, inventory management and other computer systems used in connection with the Business. The Purchased Companies have taken commercially reasonable steps to secure such systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of such systems. Such systems are adequate in all material respects for their intended use and for the operation of the Business as currently operated and as currently contemplated to be operated by the Purchased Companies, and are in good working condition (normal wear and tear excepted) and all software licenses are renewed and up to date. To the Seller’s Knowledge, no capital expenditures are necessary with respect to the use of such systems other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Purchased Companies.

(e) No Purchased Company has any obligation to pay any Person any royalties or other fees for the continued use of any Company Intellectual Property Rights, nor will the Purchased Companies have an obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.

(f) No Purchased Company is subject to any Contract with any Person pursuant to which any Purchased Company has deposited, or would be required to deposit, into escrow the source code of any software that is material to the business of a

Purchased Company. To the Seller’s Knowledge, no Purchased Company has disclosed or delivered the source code for any software that is material to the operation of the business of any Purchased Company to any Person who is not an independent contractor (subject to confidentiality obligations) or an employee of any Purchased Company. To the Seller’s Knowledge, no Intellectual Property Right material in the operation of the business of a Purchased Company that is comprised of software is subject to the terms of any “open source” license that requires, or would reasonably be expected to require, the disclosure, delivery, license or distribution of the source code of any such software of the Purchased Company to any Person. The Purchased Companies’ use of open source software has been at all times in compliance with the terms of the Licenses applicable to that software, other than any noncompliance that would not reasonably be expected to have a material and adverse impact on any of the Purchased Companies and, to the Seller’s Knowledge, has not created any obligation on any of the software owned by the Purchased Companies.

(g) To the Seller’s Knowledge, in connection with any Purchased Companies’ collection or use of any third party’s personally identifiable information as part of the Purchased Companies’ conduct of their business, the Purchased Companies have complied in all material respects with all applicable Laws in all relevant jurisdictions and their publicly available privacy policies (if any) relating to the collection, storage, use, and onward transfer of all personally identifiable information collected by the Purchased Companies or by third parties authorized by the Purchased Companies to access the Purchased Companies’ databases or other records, other than with respect to any non-compliance that would not reasonably be expected to have a material and adverse impact on any of the Purchased Companies.

Section 3.12. Employee Benefits.

(a) Schedule 3.12(a) sets forth a complete and accurate list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” means each (i) “employee benefit plan” (within the meaning of section 3(3) of ERISA), and (ii) other welfare or fringe benefits, medical, dental, life, other insurance, tuition, company car, club dues, health care reimbursement, dependent care assistance, cafeteria, retirement, pension, profit sharing, non-qualified deferred compensation, disability, vacation, severance, change-in-control, employment, consulting, engagement, retainer or golden parachute, option, equity or equity-based, phantom stock, cash bonus or cash incentive plan, social insurances and housing fund (to the extent required under applicable PRC Law), program or agreement currently sponsored, maintained or contributed to by any Purchased Company or any ERISA Affiliate for the benefit of any current or former consultant, director, officer or employee of any Purchased Company, and with respect to which any Purchased Company has or may have any liability or obligation.

(b) As applicable, with respect to each of the Benefit Plans, true and complete copies of the most recent determination letter has been made available to the Buyer, and, with respect to each of the Benefit Plans maintained solely by a Purchased Company, true and complete copies of the following have been made available to the Buyer (if applicable): (i) all plan documents (including all amendments and modifications thereof),

(ii) the annual report on IRS Form 5500 and all schedules thereto for the two (2) most recent plan years, (iii) the current summary plan description, and (iv) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments.

(c) Each Benefit Plan is and has been maintained in all material respects in accordance with its terms and in accordance with applicable Law. With respect to each Benefit Plan maintained by or for a Purchased Company, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred resulting in Liability of or to a Purchased Company. None of the rights of any of the Purchased Companies under any Benefit Plan maintained solely by a Purchased Company will be impaired by the consummation of the transactions contemplated by this Agreement, and each Benefit Plan maintained solely by a Purchased Company may be amended or terminated by a Purchased Company or the Buyer on or at any time after the Closing in accordance with the terms of such Benefit Plan. Except as set forth in Schedule 3.12(c), as of the date hereof, there are no Litigations pending, or to the Seller’s Knowledge, threatened in writing, with respect to any Benefit Plan maintained solely by a Purchased Company. No Benefit Plan maintained solely by a Purchased Company or Purchased Companies is, to the Seller’s Knowledge, the subject of an audit, investigation or examination by any Governmental Entity.

(d) No Purchased Company (i) sponsors, maintains or contributes to or otherwise has liability with respect to an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or (ii) is required to contribute to, or has incurred any unsatisfied “withdrawal liability” (within the meaning of Section 4201 of ERISA) to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(e) Each Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a determination, advisory or opinion letter from the IRS that such Benefit Plan is so qualified or has requested such a determination, advisory or opinion letter within the remedial amendment period of Section 401(b) of the Code, and, to the Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the loss of the qualification of such Benefit Plan.

(f) Except as set forth in Schedule 3.12(f), the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event, will not (i) entitle any current or former employee, contractor or other service provider of the Purchased Companies to separation, severance, termination or similar benefits, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee, contractor or other service provider of the Purchased Companies, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

(g) No Benefit Plan maintained solely by a Purchased Company provides life, health or other welfare benefits to former or retired employees, contractors, or other service providers of a Purchased Company, and none of the Purchased Companies has any liability or obligation to provide life, medical, or other welfare benefits to former or retired employees, contractors, or other service providers, other than pursuant to COBRA or similar state or local Laws.

Section 3.13. Employment Matters. Except as set forth in Schedule 3.13:

(a) Each of the Purchased Companies is currently in, and during the past four (4) years has been in, material compliance with all Laws respecting employment of labor, other than with respect to any non-compliance that would not reasonably be expected to have a material and adverse impact on any of the Purchased Companies.

(b) As of the date hereof, no Purchased Company is a party to a collective bargaining agreement with any labor union with respect to the Employees and, to the Seller’s Knowledge, there have been no union organizing activities against the Purchased Companies in the past two (2) years.

(c) As of the date hereof, there is no unfair labor practice charge or complaint against any Purchased Company pending or, to the Seller’s Knowledge, threatened in writing before the applicable Governmental Entity that is or would reasonably be expected to be, individually or in the aggregate, material to any of the Purchased Companies.

(d) As of the date hereof, there are no strikes, lockouts, slowdowns or work stoppages pending or, to the Seller’s Knowledge, threatened in writing with respect to the Employees’ employment by the Purchased Companies and there has been no such event pending in the past two (2) years.

(e) Except as would not reasonably be expected to, individually or in the aggregate, adversely affect any Purchased Company in a material way, with respect to the Purchased Companies, (i) no employment-related Litigation is pending or, to the Seller’s Knowledge, threatened, which would adversely affect any of the Purchased Companies in a material way, (ii) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of the Purchased Companies arising under any Law concerning the employment of labor is pending or threatened in writing, (iii) the Purchased Companies have complied with all obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar other legislation and regulations during the past four (4) years, (iv) the Purchased Companies are in compliance with all applicable agreements, contracts, policies, plans and programs with or relating to the employees concerning employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment and (v) none of the Purchased Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(f) This Section constitutes the sole representations and warranties of the Company with respect to any employment or labor matters.

Section 3.14. Material Contracts.

(a) Schedule 3.14(a) sets forth a list that is correct and complete in all material respects, as of the date hereof, of the following material Contracts to which the Purchased Companies are a party as of the date hereof and for which material obligations of the Purchased Companies remain outstanding or are ongoing, excluding any Benefit Plans (the “Material Contracts”):

(i) agreements (excluding purchase orders) with any Material Customer or Material Supplier which involved consideration or payments by, or to, a Purchased Company in excess of $3,000,000 during the fiscal year ended on September 30, 2017;

(ii) agreements (excluding Contracts with customers or suppliers of the Purchased Companies and Contracts for the sale or purchase of fixed assets or real estate) where the performance remaining thereunder involves aggregate consideration to or by any Purchased Company in excess of $1,500,000 per annum, other than “shrink wrap” or “click through” license agreements or other software license agreements entered into in the ordinary course of business;

(iii) agreements which restrict or limit in any material respect the ability of any Purchased Company to compete in any line of business or grant exclusivity to any other Person, in each case, other than license agreements entered into in the ordinary course of business or agreements that are cancelable, without material penalty, by a Purchased Company on 90 days’ or less notice;

(iv) any joint ventures or partnership agreements;

(v) agreements listed on Schedule 3.22;

(vi) agreements which relate to Funded Indebtedness owed by any Purchased Company (excluding Contracts evidencing letters of credit or capital leases made in the ordinary course of business);

(vii) mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of any Purchased Company or the Transferred Securities, in each case granted in connection with the incurrence of indebtedness for borrowed money;

(viii) agreements for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000, other than agreements entered into in the ordinary course of business;

(ix) agreements for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $3,500,000, other than agreements entered into in the ordinary course of business or in which the applicable acquisition or disposition has been consummated and there are not material obligations ongoing;

(x) agreements requiring Capital Expenditure in an amount in excess of $1,500,000 in any calendar year;

(xi) any written employment Contract that provides for annual base cash compensation in excess of $200,000 (other than at-will employment agreements that can be terminated on not more than 90 days’ advance written notice with no severance obligations (other than accrued compensation));

(xii) any Contract pursuant to which a Purchased Company is the lessee or lessor of (other than Contracts between Purchased Companies) any tangible personal property that involves an aggregate future Liability or receivable, as the case may be, that is reasonably probably, in excess of $500,000;

(xiii) any Contract requiring the Purchased Companies to offer to a customer terms and conditions which are as least as favorable as those terms offered to another customer;

(xiv) any settlement agreement that imposes continuing material obligations or material restrictions on the Purchased Companies;

(xv) each Tax Sharing Agreement; and

(xvi) all Leases.

(b) All Material Contracts are in full force and effect as of the date hereof against the applicable Purchased Company party thereto and, to the Seller’s Knowledge, each other party thereto, in each case in accordance with the express terms thereof. Except as set forth in Schedule 3.14(b), as of the date hereof, there does not exist under any Material Contract any material violation, material breach or material event of default, or alleged material violation, material breach or material event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, material breach or material event of default thereunder on the part of the applicable Purchased Company, or to the Knowledge of the Seller, the third party thereto.

Section 3.15. Real Property.

(a) Schedule 3.15(a) sets forth, as of the date hereof, the correct and complete common address and legal description of all real property owned by the Purchased Companies (the “Owned Real Property”). As of the Closing Date, the Purchased Companies have good fee simple title to each parcel of Owned Real Property free and clear of any and all Liens other than Permitted Liens. Except as disclosed on Schedule 3.15(a), there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b) Schedule 3.15(b) sets forth, as of the date hereof, the correct and complete common address of all real property that is leased, subleased, licensed, or otherwise occupied by the Purchased Companies (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”), together with a list of all leases, subleases, licenses, or other occupancy agreements, and all amendments, extensions, renewals, guaranties, modifications, or supplements thereto relating to the Leased Real Property (the “Leases”). The applicable Purchased Company holds a valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens, and each Lease is enforceable against the applicable Purchased Company and, to Seller’s Knowledge, the applicable landlord party thereto in accordance with its terms, except, in the case of enforceability, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Except as set forth on Schedule 3.15(c), none of the Purchased Companies has received written notice that the occupancy, use and operation of the Real Property currently violates in any material respect any applicable Law or Governmental Authorization and, to the Seller’s Knowledge, there is no such current violation.

(d) Except as set forth on Schedule 3.15(d), none of the Purchased Companies has received written notice of any current material pending or threatened, appropriation, condemnation, rezoning, eminent domain or like proceedings relating to the Real Property, and, to the Seller’s Knowledge, there are no pending or threatened such proceedings.

(e) All buildings, machinery, equipment and other tangible assets currently being used by the Purchased Companies which are owned or leased by the Purchased Companies and material to the Business are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for their current uses.

(f) None of the Purchased Companies has received written notice that the use of the Real Property or the operations of the applicable Purchased Company thereon currently violates any instrument of record, any agreement of a Purchased Company or, to the Seller’s Knowledge, any other agreement affecting the Real Property.

(g) All certificates of occupancy, permits, licenses, approvals, and other material authorizations required to be held by a Purchased Company in connection with the present operations of such Purchased Company at the Real Property (collectively, the “Real Property Permits”) are in full force and effect, except where the failure to obtain or maintain such Real Property Permits would not reasonably be expected to materially impair the use or enjoyment of the Real Property.

Section 3.16. Taxes. Except as set forth in Schedule 3.16:

(a) All income and other material Tax Returns that are required to be filed on or before the Closing (taking into account any available extensions) by or on behalf of the Purchased Companies have been or will have been duly and timely filed. All such Tax Returns were accurate, complete and correct in all material respects when filed. Each of the Purchased Companies has timely paid all income and other material Taxes due and payable by such Purchased Company (whether or not shown on a Tax Return).

(b) Each of the Purchased Companies has duly and timely withheld all material Taxes required to be deducted or withheld and has timely paid to the appropriate Taxing Authorities all such deducted or withheld Taxes.

(c) There is no Lien for Taxes upon any of the assets of the Purchased Companies other than Permitted Liens.

(d) No audits, actions, claims, administrative proceedings or court proceedings with regard to Taxes of, or the Tax Returns filed by, a Purchased Company are currently pending, being asserted (or threatened in writing), and all deficiencies asserted or assessments made, if any, as a result of such examinations, audits, actions, claims, administrative proceedings or court proceedings have been paid in full, unless the validity or amount thereof is being contested by a Purchased Company or one of its Affiliates in good faith by appropriate Litigation.

(e) No claim has been made by any Taxing Authority in any jurisdiction where any Purchased Company does not file a Tax Return that such Purchased Company is or may be subject to Tax or a Tax Return filing obligation by that jurisdiction.

(f) No written agreement or other document extending, or having the effect of extending, the period of assessment, deficiency or collection of any Taxes payable by any Purchased Company is in effect as of the date hereof, and no Purchased Company is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return not previously filed.

(g) No Purchased Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) the installment method of accounting, the completed contract method of accounting, or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iii) the discharge of any indebtedness on or prior to the Closing Date under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law), or (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(h) No power of attorney granted by or with respect to any Purchased Company relating to Taxes shall remain in force after the Closing.

(i) None of Purchased Companies is liable for any material Taxes of any Person (other than another Purchased Company) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax Sharing Agreement.

(j) No Purchased Company (i) has engaged in a transaction that constitutes a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b); or (ii) has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable; or (iii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, or any closing agreement (within the meaning of Section 7121 of the Code) with any Taxing Authority with respect to Taxes.

(k) This Section 3.16 constitutes the sole representations and warranties of the Company with respect to any Tax matters and the representations and warranties in this Section may only be relied upon for any Tax period (or portion thereof) ending on or before the Closing Date, and not for any Tax periods (or portions thereof) beginning after the Closing Date.

Section 3.17. Insurance. The Company has made, or has caused to be made, available to the Buyer all of the material insurance policies or binders for which any of the Purchased Companies is a policyholder as in effect as of the date hereof (the “Purchased Company Insurance Policies”). The Company has made, or has caused to be made, available to the Buyer, a “Record of Insurance” that includes accurate summary information regarding (i) the Purchased Company Insurance Policies, and (ii) all other material insurance policies or binders (the “Other Insurance Policies”) that provide insurance coverage for the business or assets of the Purchased Companies. All Purchased Company Insurance Policies and Other Insurance Policies are listed on Schedule 3.17, and are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. Except as set forth on Schedule 3.17, since January 1, 2015, the Company has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Purchased Company Insurance Policies or Other Insurance Policies. This Section 3.17 shall not apply to any Benefit Plans or other employee benefit arrangements.

Section 3.18. Finders’ Fees. There is no fee or commission payable by the Buyer or any Purchased Company to any investment banker, broker, finder or other intermediary that has been retained by the Seller, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby.

Section 3.19. Environmental Compliance. Except as set forth in Schedule 3.19:

(a) The Purchased Companies possess all material Governmental Authorizations required by applicable Environmental Laws to operate their businesses as presently conducted. The Purchased Companies are, and have been at all times from October 1, 2012, in compliance with all terms and conditions of such Governmental Authorizations and all Environmental Laws other than any such non-compliance that would not reasonably be expected to have a material and adverse impact on any of the Purchased Companies.

(b) None of Seller nor any of the Purchased Companies has received any written notice, request for information, notice of violation, citation, complaint, directive, inquiry, claim, suit, or communication from any Person, that is pending and unresolved regarding (i) any actual or alleged material violation by any Purchased Company of Environmental Laws; (ii) any actual or threatened Liens based on or arising out of Environmental Laws with respect to any Purchased Company or Real Property; (iii) any past or present events, conditions, circumstances, activities, incidents, actions, or agreements that would reasonably be expected to (A) materially interfere with, prevent, or increase the cost of the Purchased Companies’ compliance with any environmental Governmental Authorization or any Environmental Law, or (B) make more stringent any material restriction, limitation, requirement or condition in effect under any Environmental Law or in any environmental Governmental Authorization held by a Purchased Company and applicable to the Purchased Companies’ operation of the business as currently conducted; or (iv) any actual or alleged material Environmental Liabilities of any Purchased Company, relating to any properties (A) currently or formerly owned, leased, or operated by or on behalf of any Purchased Company, or (B) to which any Purchased Company has sent any Hazardous Materials for treatment, storage or disposal.

(c) There are no pending or, to the Seller’s Knowledge, threatened, orders, writs, judgments, awards, injunctions or decrees of any Governmental Entity or Litigations involving environmental matters or arising out of Environmental Laws against the Purchased Companies which would adversely affect the Purchased Companies in a material way.

(d) None of the Purchased Companies nor any other Person for whose conduct any of the Purchased Companies is or would reasonably be expected to be held responsible, has any Environmental Liability with respect to any Real Property, property or assets currently or formerly owned, leased or operated by or on behalf of any Purchased Company that would, individually or in the aggregate, reasonably be expected to adversely affect the Purchased Companies in a material way.

(e) No Release of Hazardous Materials by the Purchased Companies or, to the Seller’s Knowledge, by any other Person has occurred, at, on, under or migrating from the Real Property, or to the Seller’s Knowledge (A) at any properties formerly owned, leased or operated by any Purchased Company (during the Purchased Company’s ownership, lease or operation), or (B) any property to which any Purchased Company has sent any Hazardous Materials for treatment, storage or disposal, in material violation of any Environmental Law by or at levels or concentrations that have resulted or would reasonably be expected to result in a material Environmental Liability to any of the Purchased Companies, or that would reasonably be expected to require material remediation, removal, or corrective or other response action, pursuant to Environmental Laws by any Purchased Company.

(f) No regulated petroleum or Hazardous Material underground storage tanks have been owned or operated by any of the Purchased Companies or, to the Seller’s Knowledge, by any other Person, at any Real Property or (during the Purchased Company’s ownership, lease or operation) property formerly owned, leased or operated by or on behalf of any Purchased Company.

(g) None of the Purchased Companies have entered into any agreement or otherwise expressly assumed any material Environmental Liability of another Person or agreed to indemnify another Person for any material Environmental Liability.

(h) This Section 3.19 and, with respect to Environmental Liabilities, if any, Section 3.8(b) constitute the sole representations and warranties of the Company with respect to any environmental matters or Environmental Laws.

Section 3.20. Absence of Certain Changes or Events. Except as set forth in Schedule 3.20 or as otherwise contemplated hereby, since the 2017 Balance Sheet Date there has not been or occurred: (a) a Material Adverse Effect; (b) any making, declaration, setting aside or payment of any non-cash dividend on, or other non-cash distribution (whether in stock or property) in respect of, any capital stock or membership interest of any Purchased Company, or any purchase, redemption or other acquisition by any Purchased Company of any of its capital stock, membership interest or any other equity securities of such Purchased Company (other than any such dividend, distributions, purchases, redemptions, acquisitions or other similar transactions (i) solely involving Purchased Companies or (ii) to satisfy obligations in respect of Funded Indebtedness); (c) any change by any Purchased Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP; (d) any material revaluation by any Purchased Company of any of its material assets, excluding writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice; or (e) any change by any Purchased Company in its material Tax elections or accounting methods, any Purchased Company entering into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or any Purchased Company consenting to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes. Except as set forth in Schedule 3.20 or as otherwise contemplated hereby, since the 2017 Balance Sheet Date, each of the Purchased Companies have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 3.21. No Undisclosed Liabilities. There are no Liabilities of the Purchased Companies that would be required to be reflected on a consolidated balance sheet of the Purchased Companies that is prepared in accordance with GAAP except for Liabilities: (a)

reflected or reserved for in any of the Financial Statements; (b) incurred under this Agreement; (c) incurred in the ordinary course of business since the 2017 Balance Sheet Date; (d) arising under any Contract of the Purchased Companies or to which any of them is a party (whether or not listed in the Schedules) (other than liabilities resulting from a breach of any such Contract); or (e) that would not, individually or in the aggregate, reasonably be expected to adversely affect the Purchased Companies in a material way.

Section 3.22. Related Party Transactions. None of the Seller, its Affiliates or any officer, director, equityholder of the Seller or its Affiliates (each, an “Affiliated Party”; provided that, for the avoidance of doubt, no Purchased Company shall be considered an “Affiliated Party”) is a party to any Material Contract or other material business arrangement or transaction with, or has any interest in any material assets or property owned or used by, any of the Purchased Companies, other than (a) this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, (b) any wages, bonuses or other compensatory payments made to employees (but not consultants or other service providers) in the ordinary course of business, or (c) as set forth on Schedule 3.22.

Section 3.23. Material Customers and Suppliers. Schedule 3.23 sets forth an accurate and complete list of (a) the ten (10) largest suppliers to the Purchased Companies taken as a whole for the fiscal year ended September 30, 2017, measured by the dollar amount of payments made to such suppliers in such fiscal year (the “Material Suppliers”) and (b) the ten (10) largest customers of the Purchased Companies taken as a whole for the fiscal year ended September 30, 2017, measured by the dollar amount of revenues in such fiscal year (the “Material Customers”). Other than as set forth on Schedule 3.23, (i) since the 2017 Balance Sheet Date to the date hereof, none of the Material Customers nor Material Suppliers has terminated its relationship with the Purchased Companies and (ii),to the Seller’s Knowledge, none of the Material Suppliers or Material Customers has expressed its intention to cancel or otherwise terminate or materially adversely modify its relationship with the Purchased Companies, and, to the Seller’s Knowledge, no fact or circumstance has arisen that will adversely affect any such relationship in any material respect (other than ordinary course changes in customer or supplier orders).

Section 3.24. Food and Drug Safety Matters.

(a) Each of the Purchased Companies are, and have for the last four (4) years been, in material compliance with all Laws relating to food and drug safety, including the Food, Drug and Cosmetics Act, the Consumer Product Safety Act, the Poison Prevention Packaging Act, statutes, rules and regulations promulgated or administered by the Food and Drug Administration and the Consumer Product Safety Commission, the Good Manufacturing Practices of the Food and Drug Administration and any similar federal, state, local or foreign Laws (collectively, “Food and Drug Safety Laws”), other than with respect to any non-compliance that would not reasonably be expected to have a material and adverse impact on any of the Purchased Companies.

(b) The Purchased Companies have obtained and are, as of the date hereof, in material compliance with all approvals and authorizations of the Food and Drug Administration, Consumer Product Safety Commission and other Governmental Entities required under applicable Food and Drug Safety Laws necessary for the continued operation, consistent with past practice, of the Business, except as would not reasonably be expected to have a material adverse impact on the Purchased Companies.

Section 3.25. Product Liability; Recalls. During the last four (4) years, none of the Purchased Companies have received any written notice relating to any material claim relating to or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed, shipped or sold by or on behalf of the Purchased Companies resulting from an alleged defect in design, manufacture, materials or workmanship, performance, any alleged hazard or impurity, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any Laws and specifications, other than immaterial notices or claims or notices or claims that have been settled or resolved by the Purchased Companies. There is no material pending or, to the Seller’s Knowledge, threatened recall or investigation of any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Purchased Companies.

Section 3.26. Limitations on Representations and Warranties. Except as expressly set forth in this Article III or in the officer’s certificate delivered to the Buyer pursuant to Section 2.5(e), neither the Seller nor the Company, any of their Affiliates, or any of their respective Representatives makes (and each of them expressly disclaims) any representation or warranty, express or implied, at Law or in equity, with respect to itself, the Purchased Companies or any of their other Affiliates, or any of their respective assets, liabilities, businesses or operations, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available (including by way of information included or referred to in the Data Room or otherwise), or statement made, by the Seller, the Company, any of their Affiliates or their respective Representatives in connection with the transactions contemplated herein.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller and the Company, as follows:

Section 4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate (or similar entity) power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.2. Corporate Authorization. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Buyer, and no additional corporate authorization or consent by the Buyer is required in connection therewith.

Section 4.3. Binding Effect. This Agreement and each of the Ancillary Agreements to which Buyer is a party, when executed and delivered by the parties thereto (assuming the due authority, execution and delivery by the Seller and the Company), constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.4. Regulatory Approvals and Non-Governmental Consents.

(a) Except for compliance with applicable Competition/Investment Laws (the “Buyer Regulatory Approvals” and, together with the Seller Regulatory Approvals, the “Regulatory Approvals”), no Governmental Authorization or filing is required to be obtained by the Buyer from, or to be given by the Buyer to, or made by the Buyer with, any Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements, except for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

(b) No consent, approval, waiver or authorization is required to be obtained by the Buyer from, or to be given by the Buyer to, or made by the Buyer with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the Buyer of this Agreement and the Ancillary Agreements, except for such consents, approvals, waivers or authorizations of which the failure to obtain would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.5. Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Buyer, (b) assuming the receipt and/or filing of all Regulatory Approvals, (i) materially conflict with, or result in the material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or (ii) give rise to any termination, material amendment, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of a material right or obligation of the Buyer under, or result in a loss of any benefit to which the Buyer is entitled under, any material Contract to which the Buyer is a party or result in the creation of any Lien upon any of its material property, assets or rights, or (c) assuming the receipt and/or filing of all Regulatory Approvals, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which the Buyer or its Affiliates are subject, or to which any material property or asset of the Buyer is bound, in each case, pursuant to which such conflict, breach, violation or default would reasonably be expected to impair Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.6. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer or any of its Affiliates who might be entitled to any fee or commission payable by any Purchased Company in connection with the transactions contemplated hereby.

Section 4.7. Litigation and Claims. There are no Litigations pending or, to the Buyer’s Knowledge, threatened against the Buyer that, individually or in the aggregate, would have a material adverse effect on the Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby. The Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would have a material adverse effect on the Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.8. Financial Capability. The Buyer has, and will have at Closing, sufficient funds and adequate financial resources to satisfy its monetary and other obligations (including to consummate the purchase and sale of the Transferred Securities) under this Agreement, and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby. The Buyer acknowledges that the obligations of the Buyer under this Agreement are not contingent upon or subject to any conditions regarding the Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.9. Investment Representations.

(a) The Buyer is acquiring the Transferred Securities solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law (including the Securities Act), and the Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(b) The Buyer acknowledges the Transferred Securities are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that such Transferred Securities may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.

(c) The Buyer understands that the acquisition of the Transferred Securities to be acquired by it pursuant to the terms of this Agreement involves substantial risk and that there is a limited market for the Transferred Securities. Buyer has experience as an investor in securities of issuers such as the securities being Transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Transferred Securities to be acquired by it pursuant to the transactions contemplated hereby. The overall commitment of the Buyer to investments which are not readily marketable is not disproportionate to the net worth of the Buyer, and the Buyer’s acquisition of the Transferred Securities will not cause such overall commitment to become excessive. In reaching an informed decision to purchase the Transferred Securities, the Buyer has sufficient information to evaluate the merits and risks of an investment in the Transferred Securities and the Buyer has had the opportunity to ask questions, and representatives of the Purchased Companies have fully and satisfactorily answered such questions, which Buyer or duly authorized Representatives of Buyer desired to ask concerning the Purchased Companies or the Transferred Securities. The Buyer is not relying on any of the Purchased Companies, the Seller, the Company or any of their respective Affiliates with respect to the corporate tax, legal and economic considerations involved in its investment in the Purchased Companies Company. The Buyer acknowledges and agrees that it (i) has had reasonable access to (A) the Books and Records of the Purchased Companies and (B) the Data Room maintained in connection with the transactions contemplated by this Agreement, and (ii) has conducted its own independent investigation of the Purchased Companies, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by the Seller, the Company, any other Purchased Company, or any of their respective Affiliates or Representatives, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

(d) The Buyer acknowledges that the offer and sale of the Transferred Securities to be acquired by it in the transactions contemplated by this Agreement has not been accomplished by general solicitation or the publication of any advertisement, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e) There are no existing Contracts pursuant to which the Buyer will divest or otherwise dispose of the Transferred Securities or the assets of or equity in, or by any other manner, any Purchased Company.

Section 4.10. Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of the Buyer and the Purchased Companies shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of the Buyer and the Purchased Companies shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or any of the Purchased Companies.

Section 4.11. Limitations on Representations and Warranties. Except as expressly set forth in this Article IV or in the officer’s certificate delivered to the Seller pursuant to Section 2.6(a), the Buyer does not make any representation or warranty, express or implied, at Law or in equity, with respect to itself or any of its Affiliates, or any of their respective assets, liabilities, businesses or operations, and any such other representations or warranties are hereby expressly disclaimed. The Buyer acknowledges and agrees that, except as expressly set forth in Article III or in the officer’s certificate delivered to the Buyer pursuant to Section 2.5(e), none of the Seller, the Company or any of their respective Affiliates has made any representation or warranty, express or implied, at Law or in equity, with respect to itself, the Purchased Companies or any of their other Affiliates, or any of their respective assets, liabilities, business or operations, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available (including by way of information included or referred to in the Data Room or otherwise), or statement made (whether orally or in writing), by the Seller, the Company, any of their Affiliates, or their respective Representatives in connection with the transactions contemplated herein. The Buyer and its Representatives have had access to and the opportunity to review all of the documents in the virtual data room located at https://services.intralinks.com/web/index.html?_ga=2.215462295.1418753754.1506957893-1630034229.1464448551#workspace/4287035/documents (the “Data Room”), has made its own inquiry and investigation into the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchased Companies.

Article V

COVENANTS

Section 5.1. Access and Reports. Subject to applicable Law, upon reasonable advanced notice from the Buyer to the Company, the Company shall, and shall cause the Purchased Companies to, afford the Buyer’s officers and other authorized representatives reasonable access to the properties, the Books and Records and Contracts of the Purchased Companies during normal business hours throughout the period prior to the Closing Date and, during such period, the Company shall and shall cause the Purchased Companies to make available promptly to the Buyer all information concerning the operations, properties and personnel of the Purchased Companies as the Buyer may reasonably request, provided that the foregoing shall not require the Company or any of its Affiliates (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or the applicable

Affiliate would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, (ii) to disclose any attorney-client privileged information of the Company or any of its Affiliates, (iii) to permit any environmental sampling, testing or other intrusive investigations of the Owned Real Property or Leased Real Property, (iv) to permit any inspection of any Tax Return, or to disclose any Tax information, to the extent such Tax Return is not a Tax Return filed separately or on a combined basis solely by one or more Purchased Companies or such Tax information is not solely related to one or more Purchased Companies (provided, further, that the Company and its Affiliates shall have the right to (x) redact any portions of any such Tax Return or Tax information deemed by the Seller to be confidential before providing any such Tax Return or Tax information to the Buyer), (y) take any action that would cause material disruption to the business of the Company or any of its Affiliates, or (z) withhold any information if advised by the Company’s counsel that the exchange of such information may violate Competition/Investment Law. All requests for information made pursuant to this Section shall be directed to the Person designated by the Company in a notice given to the Buyer, and all such information shall be governed by the terms of the Confidentiality Agreement.

Section 5.2. Efforts to Consummate; Certain Governmental Matters.

(a) Subject to Section 5.2(b), the Buyer, the Seller and the Company shall use their respective reasonable best efforts to (i) promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to submit all notifications and to obtain all Government Authorizations that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully in promptly submitting all notifications and seeking to obtain all such Governmental Authorizations, and (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith. Each party hereto agrees to make promptly after the date hereof (but in no event later than ten (10) Business Days) its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to make as promptly as practicable its respective filings and notifications, if any, that are required or advisable under any other applicable Competition/Investment Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the applicable Competition/Investment Law.

(b) Without limiting the generality of the Buyer, the Seller and the Company’s undertakings pursuant to Section 5.2(a), the Buyer, the Seller, and the Company shall take any and all steps to avoid or eliminate each and every impediment under Competition/Investment Law that may be asserted by any Governmental Entity or private party so as to enable the parties hereto to consummate the transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by settlement, consent decree, hold separate order, stipulation, undertaking, or otherwise, the sale, divestiture, transfer, or disposition of, or limitation on freedom of action with regard to, the Buyer’s assets, properties or businesses or the Company’s assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, or to have vacated, lifted, reversed or overturned decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated by this Agreement as soon as possible (and in any event before the Outside Date). Notwithstanding anything in this Agreement to the contrary, any proposing, negotiating, committing to and effecting any sale, divestiture, transfer, or disposition of, or limitation on freedom of action with regard to assets, properties or businesses of the Company shall be subject to the consummation of the transactions contemplated by this Agreement, and Seller shall not be required to propose, negotiate, commit to or effect any sale, divestiture, transfer, or disposition of, or limitation on freedom of action with regard to assets, properties or businesses of the Seller other than those of the Purchased Companies. In addition, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or by a private party challenging the transactions contemplated by this Agreement, each of the Buyer, the Seller and the Company shall, and shall cause its respective Affiliates to, in each case in accordance with this Section 5.2, cooperate with each other in all respects and to use their respective reasonable best efforts to contest and defend on the merits, any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date.

(c) Except as prohibited by Law, each party hereto shall promptly notify the other party of any communication received from, or given by such party or any of its Affiliates to, any Governmental Entity or Person relating to the matters that are the subject of this Agreement and shall permit outside counsel for the other party to review in advance any proposed communication by such party (and its advisors) to any Governmental Entity. None of the parties shall agree to participate in any substantive meeting or conference, whether in person or by telephone, with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party or its outside counsel the opportunity to attend and participate at such meeting. The parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act; provided that the Buyer shall have the right to direct all matters with any Governmental Entity relating to the transactions contemplated by the Transaction Agreements. The parties shall provide outside counsel for each other party with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided that the Buyer will not be required to share with any Person a copy of the financial information included in any filing it makes under the HSR Act or in any attachments thereto. The Buyer and the Seller may, as each deems advisable and necessary, (i) redact or remove references concerning the valuation of the businesses of the Company and its Subsidiaries, and (ii) reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.2(c) as “counsel only” or, as appropriate, as “outside counsel only.”

(d) Prior to the Closing, each of the Buyer and the Company (without limiting Section 5.2) shall not, and shall cause its respective Affiliates not to, enter into a Contract to acquire or license, or acquire or license, any assets, businesses or securities of a third party if such acquisition or license would or would reasonably be expected to prevent or delay the satisfaction of the conditions set forth in Section 8.1.

Section 5.3. Interim Operation Covenants of the Purchased Companies. Except (A) as required by applicable Law or any Governmental Entity, (B) as otherwise contemplated by this Agreement (including, without limitation, Section 5.12) or any Ancillary Agreement, (C) as the Buyer may consent in writing, which consent may not unreasonably be withheld, conditioned or delayed, (D) for repayments, redemptions or repurchases of loans or other obligations under the Funded Indebtedness, or amendments, refinancings, restatements or extensions of any Funded Indebtedness or documents therefor, or (E) as set forth in Schedule 5.3, during the period from the date hereof until the Closing Date:

(a) The Company shall, and shall cause the Purchased Companies to, conduct their business in the ordinary course of business.

(b) The Company shall not, and shall not permit any Purchased Company to:

(i) implement or adopt any material change in the accounting principles, practices or methods of any Purchased Company, other than (1) as may be required by Law or applicable accounting requirements or (2) as is consistent with any such change made by Griffon Corporation with the intent that such change apply to Griffon Corporation and all of its Subsidiaries;

(ii) terminate, enter into, establish, adopt, or materially amend any Benefit Plan, or materially increase the compensation or benefits, including severance, of any Employee, other than, in any such case, (A) as would not result in Liability to any Purchased Company following the Closing, (B) to the extent paid in cash prior to Closing or to the extent included in Transaction Related Expenses, (C) as required by any Benefit Plan in effect as of the date of this Agreement, (D) amendments to or increases in any benefit, or compensation under a benefit, included in a Benefit Plan maintained solely by or for a Purchased Company, as would not represent an increase in such benefit, or compensation under such benefit (relative to the value of such benefit or the compensation under such benefit, in the prior year), greater than 3% per Employee, or (E) amendments to and increases in benefits or compensation that apply generally to all similarly-situated U.S. based employees under a Benefit Plan that is not maintained solely by or for a Purchased Company, as would not materially increase the Purchased Companies’ annual compensation and benefit costs (relative to the prior year’s compensation and benefit costs).

(iii) enter into any collective bargaining agreement applicable to any Employees with any labor union (provided, however, that any of the German Purchased Companies may enter into, or amend, restate or revise any shop agreements (Betriebsvereinbarungen) with their local works council in the ordinary course of business);

(iv) compromise or settle any Litigation (A) resulting in an obligation of any Purchased Company to pay more than $250,000 in respect of compromising or settling such Litigation, (B) in respect of any claim of any Purchased Company to receive any payment of more than $250,000 in respect of settling any Litigation, or (C) providing for injunctive relief against the Business or the Purchased Companies;

(v) acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof;

(vi) amend its Organizational Documents; provided that any of the Purchased Companies may change its name, including by making any amendments to such Purchased Company’s Organizational Documents to reflect such name change, and any necessary legal filings with the appropriate Governmental Entity to effectuate such name change;

(vii) issue any additional shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, other than any such shares, equity interests, options, warrants, convertible securities or other rights that are outstanding on the date hereof or that are issued to the Seller or any Purchased Company;

(viii) adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, other than any such transaction or event involving solely one or more of the Purchased Companies or the Seller; it being understood that the Purchased Companies shall be freely permitted to declare, pay or issue cash dividends or distributions (it being understood and agreed that all of the cash and cash equivalents of the Purchased Companies may (at the Seller’s discretion) be paid (by dividend, distribution or otherwise) to the Seller or its Affiliates or designees prior to Closing);

(ix) incur any indebtedness for borrowed money to the extent such indebtedness does not constitute a current liability under the Accounting Principles, excluding (i) any such indebtedness that will be paid on or prior to the

Closing Date, (ii) indebtedness under the Funded Indebtedness and (iii) indebtedness with respect to letters of credit, hedging transactions or capital leases made in the ordinary course of business and consistent with historical practice;

(x) make any change in its material Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; provided that this Section 5.3(b)(x) shall not apply to any action by any affiliated, consolidated, combined, unitary or aggregate group of which any Purchased Company is a member that does not solely impact one or more of the Purchased Companies;

(xi) sell or otherwise transfer any of its material assets, other than sales of inventory or obsolete or worn assets in the ordinary course of business;

(xii) dissolve, merge or consolidate with any other Person;

(xiii) (1) materially amend, voluntarily terminate (other than upon expiration in accordance with its terms) or cancel any Material Contract or (2) enter into any Contract that if in effect on the date hereof would be a Material Contract, other than, in the case of each of clause (1) and clause (2), in the ordinary course of business;

(xiv) fail, in any material manner, to make Capital Expenditures that are budgeted to be made as set forth in the Capital Expenditure plan described in Schedule 5.3(b)(xiv), except to the extent any such failure is reasonable in the operation of the Business in the ordinary course (provided, however, in such case, the Seller shall provide a written statement to the Buyer explaining the need for such deviation);

(xv) enter into any Contract licensing or assigning rights in the ‘332 Patent, except Contracts in the ordinary course of business in which a license of the ‘332 Patent is implied as a matter of law (such as, Contracts to sell or have made products practicing the ‘332 Patent claims);

(xvi) enter into any tariff agreement (Tarifvereinbarung), employers association agreement (Vereinbarung mit Arbeitgeberverband) or similar Contract, with regard to, affecting, or for the benefit of, any employee of any of the German Purchased Companies, in each case other than with respect to works agreements with local works council arising out of or relating to mandatory statutory provisions of the German Works Constitution Act (Betriebsverfassungsgesetz) or as permitted by the proviso under Section 5.3(b)(iii);

(xvii) enter into any new line of business; or

(xviii) enter into any Contract with respect to any of the foregoing.

(c) The Seller shall not transfer, assign or sell any of the Transferred Securities, and the Seller and the Company shall not pledge or grant a security interest in any of the Transferred Securities (other than Limited Transfer Liens or Liens that will be discharged at or prior to Closing).

Section 5.4. Press Releases.

(a) Except as may be required to comply with the requirements of any applicable Law (including pursuant to Securities Laws), from and after the date hereof, no party hereto shall make any press release or similar public announcement or public communication relating to this Agreement unless specifically approved in advance by the Buyer, the Company and the Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything to the contrary contained herein, this Section 5.4 shall survive the termination of this Agreement and the consummation of the Closing.

Section 5.5. Pre-Closing Reorganization. No more than thirty (30) days, and no less than one (1) day, prior to the Closing Date, the Seller shall cause Clopay Corporation to transfer the share in the capital stock of Clopay Holding Company do Brasil Ltda. held by it to the Company. Following the Closing, the Seller shall, and shall cause its Affiliates to, cooperate with the Buyer and the Purchased Companies in any actions as may be reasonably required to carry out such transfer and give effect to the transactions contemplated by this Section 5.5 with the Brazilian Governmental Entities.

Section 5.6. Pre-Closing Affiliate Transactions. On or prior to the Closing Date, the Seller shall, and shall cause each of the Purchased Companies and their respective Affiliates to, terminate each Contract or arrangement with Affiliated Parties listed in Schedule 5.6, or take such other action with respect to such Contracts or arrangements contemplated in Schedule 5.6.

Section 5.7. Use of “Clopay” Name. As of the Closing, any and all Trademarks owned (solely or jointly) by the Purchased Companies which include the name “CLOPAY” (such Trademarks and any Trademark or name confusingly similar thereto, the “Seller Marks”) together with the goodwill of the business solely to the extent connected with the use of and symbolized by the Seller Marks shall be assigned to the Seller or Affiliate thereof pursuant to a Trademark Assignment Agreement, whose form is attached hereto as Exhibit I. The Buyer acknowledges and agrees not to challenge the validity, enforceability or ownership of the Seller Marks after the Closing. Except as set forth in the Transition Services Agreement and in the sentence immediately following, the Buyer and the Purchased Companies shall discontinue the use of the Seller Marks immediately as of the Closing and this shall apply to any and all uses whatsoever of the Seller Marks including the use of the Seller Marks on any invoices, inventory, labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals and other materials, or identifying signs on any properties with respect to the business of the Purchased Companies, which identify or in any way make use of the Seller Marks. As soon as reasonably practicable following the Closing (but, in any event, (x) with respect to the PRC

Purchased Companies, no later than forty (40) Business Days following the Closing, and (ii) with respect to the other Purchased Companies, no later than twenty five (25) Business Days following the Closing), and with regard to the PRC Purchased Companies, subject to the Seller’s compliance with its obligations in Section 5.13(b), the Buyer shall change the legal name of each Purchased Company in a manner that removes any reference to the Seller Marks or any confusingly similar names, including by filing the appropriate amendments with the applicable Governmental Entities and by promptly supplying any additional information and documentary materials that may be requested by the Seller or a Governmental Entity with respect to such filings, as well as evidence of the registration of the new Purchased Company’s name at the applicable jurisdiction and with the appropriate Governmental Entities.

Section 5.8. Guarantees.

(a) The Buyer and the Seller shall cooperate to obtain, effective as of the Closing, the full and unconditional release of the Seller and its Affiliates (excluding the Purchased Companies) from all obligations under those guarantees and other similar Contracts or instruments listed on Schedule 5.8(a) (each such item, a “Guarantee of the Business”). To the extent that, as of the Closing, such a release of any Guarantee of the Business has not been obtained, (i) the Seller and the Buyer shall cooperate to obtain the release of such Guarantee of the Business as promptly as practicable following the Closing, and (ii) Buyer shall be responsible for any losses with respect to any amounts required to be paid by the Seller or any of its Affiliates (other than the Purchased Companies) under such Guarantee of the Business following the Closing Date.

(b) The Buyer and the Seller shall cooperate to obtain, effective as of the Closing, the full and unconditional release of the Purchased Companies from all obligations under those guarantees and other similar Contracts or instruments listed on Schedule 5.8(b) (each such item, a “Guarantee of the Seller”). To the extent that, as of the Closing, such a release of any Guarantee of the Seller has not been obtained, (i) the Seller and the Buyer shall cooperate to obtain the release of such Guarantee of the Seller as promptly as practicable following the Closing, and (ii) Seller shall be responsible for any losses with respect to any amounts required to be paid by the Purchased Companies or any of its Affiliates under such Guarantee of the Seller following the Closing Date.

Section 5.9. Noncompete.

(a) Noncompetition. The Seller agrees that for a period of three (3) years commencing on the Closing Date, neither the Seller nor any of its Affiliates shall, directly or indirectly, engage in, operate, perform, control, manage or have any ownership interest in any Person, enterprise or business that engages in the Business, or in any business competitive with the Business, in each case as the Business is conducted on the Closing Date (a “Competing Business”); provided that nothing herein shall prohibit (x) the acquisition by the Seller or any of its Affiliates of a diversified business having not more than 10% of its sales (based on its latest annual consolidated financial statements) attributable to any Competing Business, (y) the acquisition by the Seller or any of its Affiliates of a diversified business having more than 10% of its sales (based on its latest annual consolidated financial statements) attributable to any Competing Business as long as the Seller uses its commercially reasonable efforts to divest such Competing Business or a portion thereof so that the Competing Business represents not more than 10% of such diversified business’s sales (based on its latest annual consolidated financial statements), within twelve (12) months following consummation of such acquisition (provided that the Seller shall, before making or accepting any offer for divesting such Competing Business or a portion thereof, offer it to the Buyer so the Buyer can make an offer to purchase all (but not less than all) of the Competing Business being offered by the Seller and provided further that such right of first offer will expire after twenty (20) calendar days), or (z) the acquisition, holding of investments or direct or indirect ownership by the Seller or any of its Affiliates of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Business, so long as such ownership interest represents not more than 5% of the aggregate voting power or outstanding capital stock or other equity interests of such Person.

(b) Scope. The Seller acknowledges that the Seller’s obligations under this Section 5.9 are (i) reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Business and the Buyer if the Seller or any of its Affiliates were to violate such obligations, (ii) adequately supported by consideration from the Buyer for the benefit of the Seller and (iii) necessary for the protection of the Business and the Buyer for the reasonable time period contained herein. If any of the restrictions or covenants contained in this Section 5.9 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, a court of competent jurisdiction shall construe and interpret or reform this Section 5.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

Section 5.10. Buyer Non-Solicit. For a period of eighteen (18) months following the Closing Date (or if earlier terminated in accordance with the terms of this Agreement, the date of termination), the Buyer shall not and shall not permit the Buyer’s Affiliates to, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave employment with Clopay Corporation or Clopay Building Products Company, Inc., any Person who is an officer or management-level employee of Clopay Corporation or Clopay Building Products Company, Inc. (each such Person, a “Seller Covered Employee”). Notwithstanding the foregoing, nothing in this Section 5.10 shall limit the Buyer’s or its Affiliates’ ability to carry out public or general solicitations (and hiring any Person (x) pursuant to such process or (y) who independently seeks such employment without being solicited) of employment not specifically targeted at the Seller Covered Employees.

Section 5.11. Seller Non-Solicit. For a period of eighteen (18) months following the Closing Date, the Seller shall not and shall not permit the Seller’s controlled Affiliates to, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave employment with any Purchased Company any Person (other than any Person who is employed by or serves as an officer or director of, Seller or any Affiliate thereof (excluding the Purchased Companies)) who is an officer, management-level employee, sales employee, or product development employee, of any Purchased Company (each such Person, a “Buyer Covered Employee”). Notwithstanding the foregoing, nothing in this Section 5.11 shall limit the Seller’s or its Affiliates’ ability to carry out public or general solicitations (and hiring any Person (x) pursuant to such process or (y) who independently seeks such employment without being solicited) of employment not specifically targeted at the Buyer Covered Employees.

Section 5.12. No Solicitation.

(a) Until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, the Seller and the Company will not, and will use all reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, or result in, an Acquisition Proposal, (ii) other than disclosing the existence of the provisions contained in this Section 5.12, enter into, participate, engage and maintain discussions or negotiations with any Person with respect to Acquisition Proposals or any other purchase or sale of the assets or capital stock of any Purchased Company that would otherwise be prohibited under Section 5.3, or any other proposals that could reasonably be expected to lead to an Acquisition Proposal, or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations, or (iii) resolve or agree to do any of the foregoing. Each of the Seller and the Company shall (A) cease, and cause to be terminated all existing, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to, or result in, an Acquisition Proposal or to any other purchase or sale of the assets or capital stock of any Purchased Company that would otherwise be prohibited under Section 5.3, and (B) terminate access by any Person to any physical or electronic data room in connection with or relating to any potential Acquisition Transaction.

(b) Certain Disclosures. Nothing contained in this Agreement shall prohibit the Seller, the Company or their respective Affiliates, directly or indirectly through their respective Representatives, from the accurate disclosure of factual information regarding the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal, the material terms of such Acquisition Proposal and/or the operation of this Agreement with respect thereto, as it may be required by the applicable Law.

Section 5.13. Further Assurances.

(a) Each party shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, whether before, at or following the Closing (to the extent applicable), use (subject to such lower standard of efforts where specifically set forth in this Agreement) its commercially reasonable efforts to perform such further acts, and execute, acknowledge and deliver all such further documents, as may be reasonably required to cause the Closing to occur or to otherwise make effective, from and after the Closing, the transactions contemplated hereby. In furtherance of the foregoing, prior to the Closing, the Seller and the Company shall, and shall cause the Purchased Companies to, cooperate with the Buyer, upon the written request of the Buyer, in any reasonable manner in connection with the Buyer’s request to obtain any required consents and waivers; provided, however, that no party shall unilaterally seek any such consents or waivers and such cooperation shall not include any requirement of the Seller or any of its Affiliates to expend money, commence, defend or participate in any Litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party or to seek any such consent on behalf of itself or the Buyer, if the Seller reasonably determines that doing so would not be in the best interest of the Business or may impair or delay Closing in any way.

(b) On or before Closing (and/or after Closing, upon the determination of Buyer), upon the written request from the Buyer reasonably in advance, at the sole cost and expense of the Buyer, the Seller shall use its commercially reasonable efforts to provide (or cause its Affiliates to provide) to the Buyer all the documents that are required to be provided or executed by the Seller or one of its Affiliates by the applicable PRC Governmental Entity for the Buyer to (i) change the name of each PRC Purchased Company to remove any reference to the Seller Marks, (ii) amend the articles of association of each PRC Purchased Company reflecting such name change, and (iii) make filings and registrations of such name change and amendment with the competent Governmental Entities in the PRC.

(c) Before Closing, Seller shall have caused the Company to transfer and distribute to Seller (or to an Affiliate of Seller as designated by Seller) one hundred percent (100%) of the Equity Interests of CP Sales.

Section 5.14. Financing.

(a) Prior to the Closing, in the event Buyer determines to secure any Financing, Seller agrees to use its commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause the Purchased Companies to use their commercially reasonable efforts to provide, at the sole cost and expense of Buyer, all customary cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer, including using its commercially reasonable efforts to do the following:

(i) furnish Buyer and its Financing Sources, as promptly as practicable, with the financial statements and other pertinent historical financial information relating solely to the Purchased Companies as may be reasonably requested by Buyer and that is customary to be included in marketing materials customarily used to arrange financings similar to the Financing by companies of a comparable size in a comparable industry as the Company, including information memoranda, lender presentations, rating agency materials and presentations; provided that Seller shall not be required to prepare or provide any (A) financial information concerning the Purchased Companies that Seller does not maintain in the ordinary course of business, (B) other information not reasonably available to Seller under its current reporting systems, or (C) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing;

(ii) have members of the Seller’s and Purchased Companies’ senior management team, with appropriate expertise as assessed by the Seller at its discretion, directly participate during normal business hours, at times to be mutually agreed, in a reasonable number of meetings, presentations, due diligence sessions and sessions with prospective lenders and ratings agencies that are customary for financings of a type similar to the Financing;

(iii) execute and deliver at Closing any definitive financing agreements and pledge and security documents, reasonably facilitating the granting of a security interest (and perfection thereof) in collateral and provide reasonable assistance in the negotiation of any such agreements and other documents; provided that any obligations contained in all such agreements and documents shall be subject to the consummation of the Closing and no document or pledge shall be effective or operative earlier than the Closing;

(iv) use commercially reasonable efforts to facilitate the obtaining of payoff letters, lien releases and instruments of termination of discharge as reasonably requested by Buyer in order to release applicable Liens over the assets of the Purchased Companies and customary for financings similar to the Financing, which shall not be effective or operative earlier than the Closing; and

(v) take such other actions within its control as are reasonably requested by Buyer to facilitate the satisfaction of conditions precedent to obtaining the Financing, including using commercially reasonable efforts to deliver to Buyer (A) documentation and other information reasonably requested by the Buyer that are required by bank regulatory authorities under applicable “know-your-customer” rules and anti-money laundering rules and regulations, including the USA Patriot Act; (B) customary evidence of property and liability insurance of the Purchased Companies; and (C) such information with respect to the Purchased Companies as is reasonably available and customary or required for the completion or delivery of schedules and opinions in connection with the Financing (provided, that, neither Seller nor its legal counsel shall be required to render any such opinions).

(b) Seller agrees not to unreasonably withhold consent to the use of the logos of the Purchased Companies in connection with the Financing; it being understood and agreed that consent to use such logos will only be requested with an intent to use such logos (and to the extent consent is granted, such logos will only be used) in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Purchased Companies respective reputations or goodwill.

(c) Nothing in this Section 5.14 shall (i) require such cooperation to the extent it would interfere unreasonably with the business or operations of Seller or the Purchased Companies, (ii) prior to the Closing, require Seller or any of the Purchased Companies to pay any commitment or other similar fee or incur or become subject to any liability or obligation, or agree to provide any indemnity, in connection with the Financing or otherwise, (iii) require Seller or any Purchased Company to (A) authorize, execute or enter into or perform any Contract or take any action or commit to take any action with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (B) enter into any resolution, consent, approval or similar corporate action, including any relating to approving the Financing or any guarantee or pledge of assets in connection therewith, (C) make any representation, warranty or certification as to which Seller has determined such representation, warranty or certification is not, or may not be, true, or (D) take any action that would conflict with or violate any Seller’s or any Purchased Companies’ Organizational Documents or any Laws or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a violation or breach of, or default under, any Contract to which Seller or any Purchased Company is a party or to jeopardize any privilege, (iv) require any director, manager, officer or employee of Seller or any Purchased Company to deliver any certificate or take any other action pursuant to this Section 5.14 to the extent any such action could reasonably be expected to result in personal liability to such director, manager, officer or employee, or (v) obligate Seller or any of the Purchased Companies to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would reasonably be likely to result in a violation of Law or loss of any privilege. Buyer shall be responsible for the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information.

(d) All non-public or other confidential information provided by Seller or the Purchased Companies pursuant to this Section 5.14 will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to (x) disclose, during syndication of the Financing, such information to any Financing Sources or prospective Financing Sources and other financial institutions that may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings, which, taken as a whole, are no worse than those contained in the Confidentiality Agreement and are reasonably satisfactory to Seller and of which Seller is a beneficiary and (y) include such information in public filings with the SEC related to the transactions contemplated herein to the extent (A) such information is publicly available or of a type that would customarily be publicly available if any of the Purchased Companies were a public reporting company and (B) Seller is provided drafts of any such filing a reasonable time prior to its filing with the SEC, Seller is provided a reasonable opportunity to comment on such filing, and Buyer accepts Seller’s reasonable comments thereto.

(e) Buyer shall indemnify and hold harmless Seller and the Purchased Companies (and each other Buyer Indemnified Party) from and against any and all liabilities, Losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with (i) the arrangement of the Financing and the performance of their respective obligations under this Section 5.14 and (ii) any information utilized in connection therewith (except for historical financial statements of the Purchased Companies provided by Seller or the Purchased Companies) except (1) to the extent such Losses, damages, claims, costs or expenses arise from the fraud or willful and material breach of this Agreement by the Seller and the Purchased Companies, their respective Affiliates or their respective Representatives as finally determined by a court of competent jurisdiction and (2) with respect to any information relating to the Seller and the Purchased Companies provided in writing to Buyer by the Seller and the Purchased Companies. Buyer shall, promptly upon written request by Seller, reimburse Seller and the Purchased Companies for reasonable, out-of-pocket costs and expenses incurred by the Seller and the Purchased Companies in connection with cooperation provided pursuant to this Section 5.14. Buyer acknowledges and agrees that neither Seller nor any Purchased Company (prior to Closing) shall have any responsibility for, or incur any liability to any Person under any arrangement with respect to the Financing that Buyer may request in connection with the transactions contemplated by this Agreement.

(f) The Buyer shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of the Buyer’s efforts to secure and arrange for the Financing.

(g) It is acknowledged and agreed that the Buyer’s obligations under this Agreement, including, without limitation, its obligation to consummate the transactions contemplated hereby, are not contingent upon or subject to any conditions regarding the receipt of Financing (or any other financing).

Section 5.15. Mutual Release.

(a) Effective as of the Closing and except as otherwise expressly set forth in this Agreement or in any of the Ancillary Agreements, Buyer, solely on behalf of the Purchased Companies and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Seller, and each of its Affiliates, heirs, executors, trusts, trustees, administrators, successors and assigns (such released Persons, the “Seller Releasees”), of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to any monetary amounts actually owed by such Seller Releasee to the Purchased Companies at or prior to the Closing that is not expressly disclosed in the Schedules hereto or otherwise addressed in this Agreement (provided that, for the avoidance of doubt, nothing set forth in the foregoing shall apply to any third-party claim or contingent liability). Buyer shall not make, and shall not permit any of its Affiliates (including the Purchased Companies) or their respective representatives to make, any claim or demand, or commence any action or proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against a Seller Releasee with respect to any Liabilities or other matters released pursuant to this Section 5.15(a). Notwithstanding the foregoing, this Section

5.15(a) is not (and shall not) constitute a release from, waiver of, or otherwise apply to the express terms of this Agreement or any Ancillary Agreement or any Liability or Contract expressly contemplated by this Agreement or any Ancillary Agreement to be in effect after the Closing, or any enforcement thereof.

(b) Effective as of the Closing and except as otherwise expressly set forth in this Agreement or in any of the Ancillary Agreements, the Seller, on behalf of itself and each of its respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Purchased Companies, and each of their respective heirs, executors, trusts, trustees, administrators, successors and assigns (such released Persons, the “PC Releasees”), of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to any monetary amounts actually owed by such PC Releasee to the Seller or any of its Affiliates at or prior to the Closing that is not expressly disclosed in the Schedules hereto or otherwise addressed in this Agreement (provided that, for the avoidance of doubt, nothing set forth in the foregoing shall apply to any third-party claim or contingent liability). The Seller shall not make, and shall not permit any of its Affiliates or their respective representatives to make, any claim or demand, or commence any action or proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against a PC Releasee with respect to any Liabilities or other matters released pursuant to this Section 5.15(b). Notwithstanding the foregoing, this Section 5.15(b) is not (and shall not) constitute a release from, waiver of, or otherwise apply to the express terms of this Agreement or any Ancillary Agreement or any Liability or Contract expressly contemplated by this Agreement or any Ancillary Agreement to be in effect after the Closing, or any enforcement thereof.

Section 5.16. Lawsuit. No later than ten (10) days from the date hereof, the parties hereto shall jointly seek a stay of the civil action pending before the Delaware Court of Chancery, styled Clopay Plastic Products Company, Inc. v. Berry Plastics Corporation, C.A. No. 10907-VCG (the “Civil Action”), substantially in the form attached hereto as Exhibit II-A (the “Signing Stipulation”). If this Agreement is terminated in accordance with Article X herein, the parties hereto agree that the Civil Action will recommence upon such termination of this Agreement. In the event of the recommencement of the Civil Action, the parties hereto agree to request that the court may amend the schedule currently adopted by the court in the Civil Action, allowing sufficient time for the completion of fact and expert discovery and summary judgment briefing and argument. No later than five (5) days after the Closing Date, the parties shall file a stipulation in the form substantially attached hereto as Exhibit II-B (the “Closing Stipulation”).

Section 5.17. Certain Claim Rights Assignment. On or before Closing, the Company and the Seller (or one of its Affiliates) shall enter into the instrument of assignment, substantially in the form attached hereto as Exhibit III, (the “Assignment of Claims Instrument”), pursuant to which the Company assigns to the Seller (or one of its Affiliates) any and all rights, claims, demands, causes of action and the judgement the Company has, or may have, against (a) The Excelsior Packaging Group, Inc. (“Excelsior”) and/or any of its current or former equityholders, managers, officers, directors, successors and assigns (together with Excelsior, the “Excelsior

Parties”), solely related to that certain civil action pending before the United States District Court Southern District of New York, styled Clopay Plastic Products Company, Inc. v. The Excelsior Packaging Group, Inc. No. 12 CIVIL 5262 (JPO) or (b) any current or former equityholders of Excelsior or any affiliate thereof (collectively (a) and (b), the “Claim Rights”). To the extent such assignment of the Claim Rights is held invalid or unenforceable, the Buyer and the Company hereby agree, solely at Seller’s cost and expense, (i) to cooperate in any reasonable and lawful arrangement to provide the benefits of such Claim Rights to the Seller (or one of its Affiliates), (ii) to put in place arrangements for enforcement of the Claim Rights such that the Seller (or one of its Affiliates) controls all litigation concerning the Claims Rights, and (iii) to reimburse the Seller (or one of its Affiliates) for any amounts collected or received by the Company or any Affiliated thereof from Excelsior Parties in connection with such Claim Rights.

Section 5.18. Transition Services Agreement. As of Closing the Seller (or an Affiliate of Seller), on the one hand, and the Buyer and/or the Company, on the other hand will enter into a transition services agreement substantially in the form attached hereto as Exhibit IV (the “Transition Services Agreement”).

Section 5.19. Lease. As of Closing, the Company shall, and the Seller shall cause CBP to, enter into the CBP Lease.

Article VI

EMPLOYMENT MATTERS

Section 6.1. Employee Benefits.

(a) For a period of one (1) year following the Closing Date (the “Continuation Period”), the Buyer shall, or shall cause its Affiliates (which shall include the Purchased Companies following the Closing) to, provide each Employee with (i) the base salary or hourly rate of pay (as applicable), in each case, that are no less favorable than those provided by any of the Purchased Companies or by the Seller or any of its Affiliates to such Employee immediately prior to the Closing and (ii) coverage and benefits under the Buyer Plans that shall be substantially similar in the aggregate to those provided by any of the Purchased Companies or by the Seller or any of its Affiliates to such Employee immediately prior to the Closing (including, without limitation, the amount of any benefit provided under any defined contribution plan intended to qualify under Section 401(a) of the Code that is an employee stock ownership plan and is maintained by any Purchased Company, Seller or any Affiliate thereof (the “Seller ESOP”); provided, however, that the Buyer shall not be required to establish an employee stock ownership plan, and that in respect of the annual and long term cash incentive plans maintained by any Purchased Company, the Seller or any Affiliate thereof for the benefit of any Employee (such annual cash incentive plan, the “Annual Cash Incentive Plan” and such long-term cash incentive plan, the “Long-Term Cash Incentive Plan”), the Buyer shall honor and assume liability for the existing Annual Cash Incentive Plan for fiscal year 2018 and the existing Long Term Cash Incentive for the fiscal year 2018 through 2020 cycles, each in the ordinary course and consistent with past practice in respect of the number of employees covered by each such plans and the total amounts payable thereunder; provided further, that in respect of each LTD Employee receiving long-term disability benefit payments on the Closing Date, (I) such employee shall continue to participate in the applicable long-term disability plan sponsored by Seller or an Affiliate thereof (each, a “Seller LTD Plan”) in accordance with and subject to the terms thereof, as in effect from time to time, (II) subject to the LTD Employee notifying the Buyer that such LTD Employee is no longer entitled to receive benefits under the terms of any Seller LTD Plan (other than due to the expiration of the stated benefit payment period under such Seller LTD Plan), the Buyer shall make an offer of employment, and hire, such LTD Employee on the terms set forth in this Article VI, and (II) except as required by applicable law or regulation, such an offer shall only be made if the LTD Employee is able to return to active employment within one (1) year after the Closing Date. From and after the Closing, the Buyer shall, or shall cause its Affiliates to, (A) provide coverage for Employees and their eligible dependents under its or their medical, dental, vision, disability, and all other health and welfare plans without interruption of coverage; (B) cause there to be waived under any such plan any pre-existing condition, actively at work requirements, waiting periods and any other similar restriction; and (C) if Buyer can obtain from the Seller’s health insurance provider(s) the necessary and applicable year-to-date detail of employee deductible and out-of-pocket expenses, cause the Buyer Plans to honor any expenses incurred by the Employees and their eligible dependents under similar plans of the Purchased Companies prior to the Closing in the plan year in which the Closing occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses, and with respect to any lifetime maximums, as if there had been a single continuous employer. Nothing herein shall (x) limit the obligation of the Buyer or any of its Affiliates (which shall include the Purchased Companies following the Closing) to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract, must be maintained for a period longer than the Continuation Period or (y) prevent the Buyer or its Affiliates (which shall include the Purchased Companies following the Closing) from terminating the employment of any Employee during the Continuation Period in compliance with applicable Law and Section 6.1(b).

(b) Notwithstanding anything to the contrary in this Agreement, and without limiting the provisions of Section 6.1(a), during the Continuation Period, the Buyer shall, or shall cause its Affiliates (which shall include the Purchased Companies following the Closing) to, maintain, assume and continue to provide severance pay for the benefit of each Employee that is no less favorable than the severance pay provided by the Purchased Companies or the Seller or any of its Affiliates in respect of each such Employee as of the date hereof, as set forth in Schedule 6.1(b).

Section 6.2. Credit for Service and Benefit Accrual. For purposes of eligibility, level of benefits, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan) under each Buyer Plan in which Employees are eligible to participate following the Closing (including any applicable 401(k), medical, dental, disability, life insurance, vacation, other leave entitlements, incentive, severance or separation pay plans), the Buyer shall, and shall cause its Affiliates (which shall include the Purchased Companies following the Closing) to, give each Employee full credit under each such Buyer Plan for all service with the Purchased Companies, their Affiliates and any predecessor employer to the same extent as such service was recognized for such purpose by the Purchased Companies and/or their Affiliates; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.

Section 6.3. Seller Qualified Plans. As of the Closing, the Buyer shall cause Employees to be covered under one or more defined contribution plans intended to qualify under Section 401(a) of the Code that is a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Buyer 401(k) Plan”) and shall permit each Employee participating in any defined contribution plan intended to qualify under Section 401(a) of the Code that is a cash or deferred arrangement under Section 401(k) of the Code and is maintained by any Purchased Company, the Seller or any Affiliate thereof (the “Seller 401(k) Plan”) to effect, and the Buyer agrees to cause the Buyer 401(k) Plan to accept, in accordance with Law, a trustee to trustee rollover of the Employee’s account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the Seller 401(k) Plan if such rollover to the Buyer 401(k) Plan is elected in accordance with applicable Law by such Employee. The Buyer shall permit each Employee who is eligible for a distribution under the Seller ESOP to roll any such cash distribution into a defined contribution plan intended to qualify under Section 401(a) of the Code that is maintained by Buyer and that accepts “eligible rollover distributions” as defined in Section 402 of the Code.

Section 6.4. COBRA. Except as set forth in the Transition Services Agreement, from and after the Closing, the Buyer and its Affiliates (which shall include the Purchased Companies following the Closing) shall be solely responsible for providing coverage under COBRA, and any similar state law to all current and former employees of the Purchased Companies (and their qualified beneficiaries and dependents) whose qualifying event occurs on or after the Closing.

Section 6.5. Flexible Spending Accounts. Except to the extent provided under the Transition Services Agreement, as of the Closing Date, the Buyer shall cause each Transferred Employee to be credited under the Buyer’s health care flexible spending account plan and dependent care spending account plan (each, a “Buyer Spending Account”) with an amount available for reimbursement between the Closing Date and the end of the calendar year in which the Closing Date occurs equal to the amounts available for reimbursement for such period under Seller’s or its Affiliates’ spending account plans of corresponding type (each, a “Seller Spending Account”) with respect to such Transferred Employee immediately prior to the Closing Date. The Buyer shall give effect under the Buyer Spending Accounts to elections made by the Transferred Employees with respect to the corresponding Seller Spending Accounts in respect of the calendar year in which the Closing Date occurs, subject to the terms and conditions then applicable to the Buyer Spending Accounts (including dollar limitations in effect for the year). If the amounts contributed (by salary reduction or otherwise) by a Transferred Employee under a Seller Spending Account arrangement for the portion of the calendar year ending on the Closing Date exceeds the sum of the claims under such Seller Spending Account already reimbursed to the Transferred Employee or claimed for reimbursement by the Transferred Employee in respect of the calendar year in which the Closing Date occurs, the Seller shall transfer to the Buyer on the Closing Date an amount equal to the lesser of (i) such excess or (ii) the excess of the dollar limitation for the year applicable to the corresponding Buyer Spending Account over the sum of the claims reimbursed to or claimed for reimbursement by the Transferred Employee. If the sum of the claims reimbursed to or claimed for reimbursement by the Transferred Employee in respect of the calendar year in which the Closing Date occurs exceeds the amount of the Seller Spending Account balance for a Transferred Employee as of the Closing Date, the Buyer shall transfer to the Seller on the Closing Date an amount equal to the lesser of (i) such excess or (ii) the excess of the dollar limitation for the year applicable to the corresponding Buyer Spending Account over the amount of the Seller Spending Account balance credited to the Buyer Spending Account.

Section 6.6. Vacation and Paid Time Off. The Buyer shall assume and honor all vacation days and other paid time off accrued on the Financial Statements but not yet taken by the Employees as of the Closing Date.

Section 6.7. WARN.

(a) During the period through the Closing Date, the Seller shall not implement, or permit any Purchased Company to implement, any plant closing or mass layoff within the meaning of the WARN Act of any similar Law.

(b) Following the Closing Date, the Buyer shall not implement, or permit any Purchased Company to implement, any plant closings, mass layoffs, employee layoffs, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Seller or any Affiliate thereof under the WARN Act or any similar Law, and the Buyer shall cause each of the Purchased Companies to provide any required notice under the WARN Act or any similar Law, and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar Law) or employee layoff or similar event affecting the employees of any Purchased Company.

Section 6.8. No Amendment. Notwithstanding any other provision of this Agreement, nothing contained in this Article VI shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Seller, the Purchased Companies, the Buyer or their respective Affiliates, to amend, modify or terminate any employee benefit plan, program, arrangement, contract or practice, (ii) confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment, or (iii) give any third party any right to enforce the provisions of this Article VI.

Article VII

TAX MATTERS

Section 7.1. Tax Returns.

(a) To the extent permitted by applicable Law, the Buyer and the Seller shall take, and shall cause the Purchased Companies to take, all actions necessary and appropriate to cause the end of each taxable period of each Purchased Company that began on or before the Closing Date to end on the Closing Date. The Buyer and the Seller agree to (i) allocate all items (other than items relating to actions taken on the Closing Date outside the ordinary course of business at the direction of the Buyer) accruing on the Closing Date for U.S. federal income tax purposes to the taxable periods of the Purchased Companies ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1) (and not pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), and (ii) treat all deductible items with respect to the Purchased Company Tax Deductions that accrue on or prior to the Closing Date as being deductible by the Purchased Companies on the Closing Date and not to utilize the “next day rule” in Treasury Regulations Section 1.1502-76(b)(l)(ii)(B) (or any similar provision of state, local or non-U.S. law) with respect to such deductions. Any items relating to actions taken on the Closing Date outside the ordinary course of business at the direction of the Buyer shall be treated as occurring on the day after the Closing Date pursuant to the “next day rule”.

(b) The Seller shall prepare, or cause to be prepared, any Tax Return that is required to be filed by or with respect to the Purchased Companies after the Closing Date for any Pre-Closing Tax Period or for any Straddle Period (each a “Seller Prepared Return”). All such Seller Prepared Returns shall be prepared in a manner that is consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law. The Seller shall provide a copy of each such Seller Prepared Return (but not, for the avoidance of doubt, any consolidated, combined, unitary or similar Tax Return of which Seller is a member) to the Buyer at least sixty (60) days prior to the due date (or if such filing due date is sooner as soon as reasonably practicable) of such Seller Prepared Return, and the Buyer and its authorized representative(s) shall have the right to review and comment on any such Seller Prepared Return prior to filing. The Seller shall reflect, or cause to be reflected, any reasonable comments provided in writing by the Buyer no later than fifteen (15) days prior to the due date of such Seller Prepared Return. Buyer shall file, or cause to be filed such Seller Prepared Return when due (including any extensions), and shall remit any Taxes due with respect to such Tax Returns.

(c) The Buyer shall not, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed): (i) file, refile, amend, revoke or otherwise modify, or cause or permit any Purchased Company to file, refile, amend, revoke or otherwise modify any Pre-Closing Tax Return any Tax election or Tax Return with respect to any Pre-Closing Tax Period or Straddle Period or which could otherwise adversely impact the Tax Liability of the Seller (or any of the Seller’s direct or indirect owners or Affiliates); (ii) apply to any Taxing Authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction covered by any Tax Return with respect to any Pre-Closing Tax Period or any act, matter or transaction occurring on or before the Closing Date with respect to the Purchased Companies; or (iii) furnish to any Taxing Authority any information (in writing or otherwise) in relation to any such Tax Returns or to any act, matter or transaction occurring on or before the Closing Date with respect to the Purchased Companies.

Section 7.2. Transfer Taxes. All local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of this Agreement or the Ancillary Agreements, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”) shall be borne equally by the Buyer and the Seller. Any Tax Returns or other documentation that must be filed in connection with such

Transfer Taxes shall be prepared by the Buyer; provided that the Seller shall join in the execution of any such Tax Returns or other documentation to the extent required by applicable Law.

Section 7.3. Tax Claims.

(a) The Buyer and the Seller shall promptly notify each other in writing upon receipt of any notice of any pending or threatened claim, audit, notice of deficiency, examination, assessment, or any other proceeding (collectively a “Tax Claim”) which may affect any Tax Liability for which the other party is liable.

(b) The Seller shall have the right to (i) represent the interests of the Purchased Companies in any Tax Claim relating any Pre-Closing Tax Period or Straddle Period and (ii) employ counsel of the Seller’s choice in connection therewith; provided, however, that with respect to any such Tax Claim, the Buyer and the Purchased Companies shall have the right, directly or through their designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claim and otherwise participate in such Tax Claim, and the Seller shall not settle or otherwise dispose of any such Tax Claim to the extent any such settlement would adversely impact any Taxes of the Buyer (or its Affiliates) that would not be a Pre-Closing Tax without obtaining the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned.

(c) For the avoidance of doubt, control of Tax Claims shall be governed by this Section 7.3 and not Article IX.

Section 7.4. Allocation of Straddle Period Taxes. For purposes of this Agreement, the determination of the amount of Taxes allocable to the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one that ended at the close of the Closing Date (the “Pre-Closing Portion”) and the other that began at the beginning of the day following the Closing Date (the “Post-Closing Portion”), and items of income, gain and deduction, loss or credit and state and local apportionment factors of the Purchased Companies for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the Straddle Period ended as of the close of business on the Closing Date; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, and (b) periodic Taxes, such as property or similar ad valorem Taxes, shall be apportioned ratably between the Pre-Closing Portion and the Post-Closing Portion on the basis of the number of days elapsed in each such portion of the Straddle Period.

Section 7.5. Assistance and Cooperation. Following the Closing Date, each of the Buyer and the Seller shall cooperate fully in preparing any Tax Returns with respect to the Purchased Companies and in preparing for any audits of, inquiries by, or disputes with any Taxing Authorities regarding, any applicable Tax Returns with respect to the Purchased Companies and payments in respect thereof, including (a) providing timely notice to the other of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a Liability under this Agreement or the Ancillary Agreements,

(b) furnishing the other with copies of all relevant correspondence received from any Taxing Authority (whether before, on, or after the Closing Date) in connection with any audit or information request with respect to any Taxes referred to in clause (a) of this Section and (c) making available to the other party during normal business hours, all Books and Records, Tax Returns or portions thereof (together with related paperwork and documents relating to rulings or other determinations by Taxing Authorities), proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information necessary or useful for such purposes, in each case, whether or not in existence as of the Closing Date.

Section 7.6. Maintenance of Buyer’s Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed with respect to the Purchased Companies covering the periods up to and including the Closing Date, Buyer shall, and shall cause its Affiliates to, retain or cause to be retained all Books and Records in existence on the Closing Date and, following the Closing Date, shall provide the Seller access to such Books and Records and the equivalent Books and Records prepared following the Closing Date for inspection and copying by the Seller and its Affiliates, or their agents upon reasonable request and upon reasonable notice. After the expiration of such period, no Books and Records shall be destroyed by the Buyer without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof, with any costs of transferring the Books and Records to be paid by the Seller.

Section 7.7. 338(h)(10) Election.

(a) Buyer and Seller agree to jointly make the election permitted by Section 338(h)(10) (the “338(h)(10) Election”) of the Code and, if required by Law or if Buyer so requests, such other elections as may be required under corresponding provisions of foreign, state, local or other income tax Law, to treat the Purchase by the Buyer of the Transferred Securities from the Seller as a purchase of the underlying assets of the Company for U.S. federal income tax purposes (and to the extent applicable, for foreign, state, local, and other income tax purposes). Buyer and Seller will jointly make the Section 338(h)(10) election by completing and signing the IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, and, if required by Law or if Buyer so requests, such other forms or documents as may be required under corresponding provisions of foreign, state, local, or other income tax law, with respect to the purchase and sale of the Transferred Securities. Buyer and Seller shall each timely file the executed Form 8023 with the Internal Revenue Service, Submission Processing Center, P.O. Box 9941, Mail Stop 4916, Ogden UT 84201, via certified mail or in such other manner acceptable to the IRS in which proof of delivery to the IRS is established and each of Buyer and Seller shall provide to the other party a copy evidencing proof of delivery to the IRS by each such party.

(b) Within ninety (90) calendar days after the Closing Date, Buyer shall provide Seller with a complete IRS Form 8883, Asset Allocation Statement Under Section 338, which shall include a proposed schedule (the “Allocation Schedule”) allocating the Purchase Price plus assumed liabilities plus all other items comprising the “adjusted grossed up basis” (within the meaning of Treasury Regulation §1.338-5) among the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, in each case consistent with the allocation methodology set forth on Schedule 7.7(b). The allocation set forth in such Allocation Schedule shall comply with the rules of Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder. The Allocation Schedule shall become final and binding on the parties hereto fifteen (15) calendar days after Buyer provides such schedule to Seller, unless Seller objects in writing to Buyer, specifying the basis for its objection and preparing an alternative allocation. If Seller does object, then Buyer and Seller shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Buyer of Seller’s objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to a Neutral Expert for determination, with such determination being final and binding on the parties hereto. Buyer and Seller shall each pay one-half (1/2) of the fees and expenses of the Neutral Expert. Buyer and Seller shall cooperate with each other, and the Neutral Expert in connection with the matters contemplated by this Section 7.7(b), including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants’ work papers), personnel and properties as may be reasonably requested.

Article VIII

CONDITIONS TO CLOSING

Section 8.1. Conditions to Mutual Obligations. The respective obligations of the Buyer, the Company and the Seller to consummate the Closing are subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing Date, of each of the following conditions:

(a) Antitrust. All applicable waiting periods (including any extensions thereof) under any applicable Competition/Investment Law shall have expired or been terminated and all clearances and consents required to be obtained before the Closing under any Competition/Investment Law shall have been obtained with respect to the jurisdictions listed in Schedule 8.1(a), other than the failure to receive any such clearances or consents the impact of which would not have a material impact on the Purchased Companies.

(b) No Legal Impediment. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that prohibits or makes illegal the consummation of the transactions contemplated by Article II and such statute, rule, regulation, judgment, decree, injunction or other order is in effect.

Section 8.2. Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller and the Company set forth in Article III of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; (ii) as contemplated or permitted by this Agreement (or the Schedules, Annexes or Exhibits hereto) to change between the date of this Agreement and the Closing Date; and (iii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the Seller’s or the Company’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby. Each of the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need to be true and correct in all material respects only as of such date; and (ii) as contemplated or permitted by this Agreement (or the Schedules, Annexes or Exhibits hereto) to change between the date of this Agreement and the Closing Date.

(b) Performance of Obligations of the Seller. The Seller and the Company shall have performed or caused to be performed in all material respects all obligations that are required to be performed by them at or prior to the Closing Date.

(c) Deliverables. The Buyer shall have received from the Seller and the Company the items to be delivered pursuant to Section 2.5, provided that in the event of a failure by the Seller to deliver the certification referred to in Section 2.5(f) at or prior to the Closing, (i) the Buyer shall remain obligated to consummate the transactions contemplated by this Agreement and (ii) the Buyer may withhold on payments to the Seller pursuant to this Agreement to the extent required by Section 1445 of the Code.

Section 8.3. Conditions to Obligations of the Seller. The obligations of the Seller and the Company to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in Article IV of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality), other than the Buyer Fundamental Representations, shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; (ii) as contemplated or permitted by this Agreement (or the Schedules, Annexes or Exhibits hereto) to change between the date of this Agreement and the Closing Date; and (iii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby. Each of the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the

Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date; and (ii) as contemplated or permitted by this Agreement (or the Schedules, Annexes or Exhibits hereto) to change between the date of this Agreement and the Closing Date.

(b) Performance of Obligations of Buyer. The Buyer shall have performed in all material respects all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Deliverables. The Seller shall have received from the Buyer the items to be delivered pursuant to Section 2.6.

Article IX

SURVIVAL; INDEMNIFICATION

Section 9.1. Survival. Subject to all other limitations set forth in this Article IX (including Section 9.1 and Section 9.3), the representations and warranties contained in Article III and Article IV of this Agreement shall survive the Closing and will continue in full force and effect for a period from the date hereof until the General Survival Date; provided that (a) the Company Fundamental Representations, the Buyer Fundamental Representations, the Pre-Closing Taxes and Carve-out Losses shall survive the Closing and will continue in full force and effect for a period from the date hereof until the Fundamental Survival Date, and (b) the representations and warranties in Section 3.19 shall survive the Closing and will continue in full force and effect for a period from the date hereof until the Environmental Survival Date (the General Survival Date, the Fundamental Survival Date, or the Environmental Survival Date, as applicable, each a “Survival Date”). The covenants and agreements of the Buyer, the Company and the Seller that are required to be performed by any such Person prior to the Closing shall not survive the Closing. The covenants and agreements of the Buyer, the Company and the Seller that are required to be performed by any such Person after the Closing shall survive the Closing in accordance with their respective terms. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 9.1 (including with respect to the indemnification obligations hereunder) shall replace any statute of limitations that would otherwise be applicable.

Section 9.2. Buyer Acknowledgment. The Buyer acknowledges and agrees, on behalf of itself and each of its Affiliates, that: (i) the Buyer has relied, and it is reasonable for the Buyer to rely, solely on the representations or warranties of the Seller and the Company specifically contained in this Agreement and on the results of the Buyer’s own independent investigation and verification; (ii) no third party is entitled to rely on or is otherwise intended to be a beneficiary of any representation or covenant made by or on behalf of the Seller or the Company in or pursuant to this Agreement, or any of the statements or information contained herein or in any Appendix, Exhibit or Schedule hereto or otherwise furnished or made available to the Buyer or any of its Representatives, investment bankers or other Persons; (iii) there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Buyer and its Affiliates are familiar with such uncertainties, that the Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such documents), that no representations, warranties or statements (including by omission) of any kind (except to the extent expressly set forth in Article III) are being made by the Seller or the Company with respect thereto, and that the Buyer, its Affiliates or Representatives shall have no claim against anyone with respect thereto; and (iv) the representations and warranties of the Seller and the Company expressly and specifically set forth in Article III of this Agreement constitute the sole and exclusive representation, warranties, and statements (including by omission) of any kind of the Seller, the Company or any of their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement, and neither the Seller nor the Company, or any of their respective Representatives or Affiliates, has made, and do not make and each specifically negates and disclaims any representations, warranties, promises, covenants, agreements, guaranties or statements (including by omission) of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, with respect to, or in connection with the transactions contemplated by this Agreement (except as, and solely to the extent, specifically set forth in this Agreement), including with respect to: (A) the future or historical nature, quality or condition (financial or otherwise) of the assets of the Purchased Companies; (B) the suitability of the assets of the Purchased Companies for any and all activities and uses that the Buyer may, or may cause any Purchased Company to, conduct therewith or thereon; and (C) the accuracy or completeness of any other information provided to (or otherwise acquired by) the Buyer or any of its Representatives or Affiliates.

Section 9.3. Indemnification by the Seller. Subject to the terms of this Article IX (including Section 9.1 and Section 9.3), from and after the Closing, the Seller shall defend, indemnify and hold harmless the Buyer and its Affiliates and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by a Buyer Indemnified Party resulting from, arising out of or related to:

(a) any breach or inaccuracy of any representation or warranty made by the Seller or the Company in this Agreement;

(b) any breach of any covenant or agreement of the Seller contained in this Agreement that are required to be performed by it after the Closing;

(c) any Pre-Closing Taxes; and

(d) any Carve-out Losses.

Section 9.4. Indemnification by Buyer. Subject to the terms of this Article IX, from and after the Closing, the Buyer shall defend, indemnify and hold harmless the Seller and its Affiliates and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by a Seller Indemnified Party resulting from, arising out of or related to:

(a) any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement;

(b) any breach of any covenant or agreement of the Buyer or a Purchased Company contained in this Agreement that are required to be performed by them after the Closing; and

(c) any acts or omissions of a Purchased Company (including the operation of the Business) occurring after the Closing.

Section 9.5. Certain Limitations on Indemnification.

(a) The indemnification provided for in Section 9.3 and Section 9.4 is subject to the following limitations:

(i) The Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters described in Section 9.3(a) (except for Losses resulting from, arising out of or related to any breach or inaccuracy of any Company Fundamental Representation) unless such Losses exceed an aggregate amount equal to $2,375,000.00 (the “Deductible Amount”) and then only for Losses in excess of the Deductible Amount.

(ii) The maximum aggregate Liability of the Seller to indemnify the Buyer Indemnified Parties for claims (x) described in Section 9.3(a) (except for claims resulting from, arising out of or related to any breach or inaccuracy of any Company Fundamental Representation) shall not exceed $2,375,000.00 (the “Cap”), and (y) resulting from, arising out of, or related to matters described in Section 9.3 shall not exceed the Base Closing Cash Amount.

(iii) The maximum aggregate Liability of the Buyer to indemnify the Seller Indemnified Parties for claims resulting from, arising out of, or related to matters described in Section 9.4(a) and/or Section 9.4(b) shall not exceed the Base Closing Cash Amount.

(iv) Neither the Seller nor Buyer shall have any obligations under or liabilities in respect of Section 9.3 or Section 9.4 from and after the applicable Survival Date; provided that any claim for indemnity made by a Buyer Indemnified Party or Seller Indemnified Party under Section 9.3 or Section 9.4, as the case may be, in accordance with the terms of this Article IX, prior to the expiration of the applicable Survival Date will survive beyond the applicable Survival Date until such claim is finally and conclusively resolved.

(v) Neither any Indemnified Party, nor any Indemnified Parties as a group or class, shall be entitled to recover from an Indemnifying Party pursuant to this Article IX more than once in respect of the same Losses suffered.

(vi) An Indemnifying Party shall not be liable for any Losses in respect of any Liability or Loss which is contingent unless and until such contingent Liability or Loss becomes an actual Liability or Loss and is due and payable.

(vii) The Seller shall not be liable under this Article IX for any Losses in respect of any claim or any matter, act, omission or circumstance (or any combination thereof) that would not have occurred but for: (A) any action taken or omitted to the extent expressly required by this Agreement or otherwise at the request of or with the written approval of any Buyer Indemnified Party; (B) any action taken or omitted by any Buyer Indemnified Party after the Closing (including any reorganization, transfer or sale of any Purchased Company or its business), and/or (C) any Non-Permitted Testing.

(b) Each Indemnified Party shall use its reasonable best efforts to mitigate any indemnifiable Loss, and in the event that such Indemnified Party fails to so mitigate an indemnifiable Loss, the applicable Indemnifying Party shall have no Liability for any portion of such Loss that reasonably could have been avoided had such Indemnified Party made such efforts.

(c) Notwithstanding anything to the contrary herein, except for a Fraud Claim and except as provided in Section 2.7 (Post-Closing Purchase Price Adjustment), Article VII (Tax Matters), Article X (Termination), Section 11.6 (Equitable Relief), or Section 11.17 (Prevailing Party), the rights and remedies of an Indemnified Party under this Article IX are exclusive and in lieu of any and all other rights and remedies which such Indemnified Party may have under this Agreement or any Ancillary Agreement or otherwise against each other with respect to this Agreement or any Ancillary Agreement and with respect to the transactions contemplated hereby or thereby, and the Buyer, the Company and the Seller each expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law (regardless of the theory of recourse) with respect to the preceding matters.

Section 9.6. Adjustments to Losses.

(a) Notwithstanding anything to the contrary herein, no Buyer Indemnified Party shall have any right to indemnification under this Article IX with respect to any Losses to the extent such Losses relate to any item included on, or is a Liability reserved or accrued for in the Closing Statement or the calculation of the Final Payment Amount (or any component thereof) (as finally agreed upon or determined pursuant to Section 2.7) or that is otherwise taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 2.7.

(b) For all purposes of this Article IX, “Losses” shall be net of any amounts paid or payable to an Indemnified Party under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Party shall use its commercially reasonable efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract prior to seeking indemnification hereunder; provided that the amount deemed to be paid under such insurance policies shall be net of (i) the deductible for such policies, (ii) any increase in the premium for such policies, if applicable, arising from such Losses, and (iii) any out-of-pocket costs of receiving or recovering such amounts under such policies.

(c) Notwithstanding anything to the contrary in this Article IX, no Indemnifying Party shall have any Liability for any Losses that are not reasonably foreseeable as of the date of this Agreement.

Section 9.7. Indemnification Procedures.

(a) Third Party Claim.

(i) In the event that any written claim or demand for which an Indemnifying Party may have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided that the failure to timely give a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(ii) In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has made such election to control the defense of the Third-Party Claim, the Indemnified Party shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, or (B) a finding or admission of a violation of Law by the Indemnified Party that would have a material and adverse effect on the Indemnified Party. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, settle, compromise or discharge, such Third-Party Claim without the

Indemnifying Party’s prior written consent. If the Indemnifying Party assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (x) obligates the Indemnifying Party to pay the full amount of Losses in connection with such Third-Party Claim or (y) releases the Indemnified Party in connection with such Third-Party Claim.

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant Books and Records and applicable employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of Books and Records and information that are reasonably relevant to such Third-Party Claim, and making applicable employees and Representatives available on a mutually convenient basis during normal business hours. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(b) Direct Claim. Each Indemnified Party shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Party written notice thereof reasonably promptly. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party; provided that the failure to timely give such notice shall not affect the rights of an Indemnified Party except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.

(c) Tax Contests. In the event of any conflict between this Section 9.7 and Section 7.3 with respect to Tax claims, the provisions of Section 7.3 shall control.

Section 9.8. Investigation by Indemnifying Parties. In connection with any claim pursuant to this Article IX:

(a) The Indemnified Parties shall allow, and shall cause their Affiliates to allow, the Indemnifying Party and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.

(b) The Indemnified Parties shall disclose to the Indemnifying Party all material of which they are aware which relates to the claim and shall, and shall cause their Affiliates and all of their respective employees and financial, accounting and legal advisors to, provide such information and assistance as the Indemnifying Party or its financial, accounting or legal advisers shall reasonably request, as follows:

(i) access to premises and relevant personnel; and

(ii) the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records.

Section 9.9. Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Party to an Indemnified Party with respect to any claim pursuant to Section 9.3 or Section 9.4 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.

Article X

TERMINATION

Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Buyer, the Company and the Seller;

(b) by any one of the Buyer, the Seller or the Company, by delivering written notice of such termination to the other parties if the Closing shall not have occurred, subject to Section 11.6, on or before May 15, 2018 (provided that such date may be extended by an additional 210 days, at the Seller’s discretion (such later date, the “Extended Date”), in the event that on May 15, 2018 all of the conditions set forth in Article VIII, other than solely the condition set forth in Section 8.1(a), have been satisfied (other than conditions which are to be satisfied by actions taken at the Closing, which are fully capable of being satisfied at Closing) or waived; the later of May 15, 2018 or the Extended Date, the “Outside Date”); provided that neither the Seller nor the Company, on the one hand, nor the Buyer, on the other hand, may terminate this Agreement pursuant to this Section 10.1(b) at any time during which the Seller or the Company, on the one hand, or the Buyer, on the other hand, is in material breach of this Agreement;

(c) by any one of the Buyer, Seller or Company, by delivering written notice to the other parties, if any Governmental Entity has issued a final, non-appealable order that remains outstanding prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; provided that neither the Seller nor the Company, on the one hand, nor the Buyer, on the other hand, may terminate this Agreement pursuant to this Section 10.1(c) in the event such order is issued due to the failure of such party to have fulfilled any of its obligations under this Agreement;

(d) by the Buyer, by delivering written notice to the Seller and the Company at any time prior to the Closing, (i) if there has been a material violation or breach by any of the Seller or the Company of any representation or warranty set forth in Article III (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or any covenant or agreement contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of the Buyer to consummate the Closing, and (ii) such violation or breach has not been waived by the Buyer or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured by the Seller or the Company prior to the earlier to occur of (x) thirty (30) days after receipt by the Seller and Company of written notice of such breach from the Buyer and (y) the Outside Date; provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 10.1(d) at any time during which the Buyer is in material breach of this Agreement; and

(e) by either the Seller or the Company, by delivering written notice to the Buyer at any time prior to the Closing, (i) if there has been a material violation or breach by the Buyer of any representation or warranty set forth in Article IV (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement), or any covenant or agreement contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of the Seller and the Company to consummate the Closing, and (ii) such violation or breach has not been waived by the Seller or Company, as applicable, or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured by the Buyer prior to the earlier to occur of (x) thirty (30) days after receipt by the Buyer of written notice of such breach from the Seller or Company or (y) the Outside Date; provided, however, that neither the Seller nor the Company may terminate this Agreement pursuant to this Section 10.1(e) at any time during which the Seller or the Company is in material breach of this Agreement.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement, insofar as it relates to the parties’ rights and obligations relating thereto, shall thereafter become void and have no effect, and no party shall have any Liability to the other party or their respective Affiliates, or their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives or employees or their heirs, successors and permitted assigns, except for the obligations of the parties contained in Section 5.4, Section 5.16, this Section 10.2, and Article XI (including Section 11.6) (and any related definitional provisions set forth in Article I or Appendix A), and except that nothing in this Section 10.2 shall relieve either party from Liability for any pre-termination willful breach of a covenant made by such party in the Agreement. For purposes of clarification, the parties hereto agree that if a party does not close the transactions contemplated hereby in circumstances in which all of the conditions set forth in Section 8.1, and Section 8.2 or Section 8.3 (as applicable) (other than conditions to be performed at the Closing), have been satisfied by the other parties, or waived by the first party, such failure or refusal to close shall be deemed to be a willful breach of a covenant of such first party under this Agreement by such first party. For the avoidance of doubt, the Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1. Notices. All notices, consents, waivers, agreements or other communications hereunder shall be in writing, and shall be deemed effective or to have been duly given and made (and shall be deemed to have been received) (a) when served by personal delivery upon the party for whom it is intended, (b) on the next Business Day if sent by overnight air courier, (c) on the date sent by facsimile transmission or e-mail, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, portage prepaid. Such communications must be sent to the respective parties at the address for such party set forth below, or such other address for such party as may be designated in writing hereafter in a notice given in accordance with this Section 11.1 by such party:

To the Buyer:

Berry Global, Inc.

Attn:     Jason K. Greene

101 Oakley Street

Evansville, Indiana 47710

Facsimile:   (812) 492-9391

Email:          JasonGreene@BerryGlobal.com

with a copy to (which will not constitute notice):

Bryan Cave LLP

Attn:   Louis C. Spelios

One Atlantic Center, 14th Floor

1201 W. Peachtree Street, NW

Atlanta, Georgia 30309

Facsimile:    (404) 420-0796

Email:         louis.spelios@bryancave.com

To the Seller or (prior to Closing) the Company:

Clopay Ames True Temper Holding Corp.

Attn:     Seth L. Kaplan

712 Fifth Avenue

New York, NY 10019

Facsimile:   (212) 957-5096

Email:          kaplan@griffon.com

with a copy to (which will not constitute notice):

Dechert LLP

Attention:   Martin Nussbaum

                   Christian Matarese

1095 Avenue of the Americas

New York, New York 10036

Facsimile: (212) 698-0496

Email:      martin.nussbaum@dechert.com
                christian.matarese@dechert.com

Section 11.2. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer, the Company and the Seller, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding the foregoing, any amendments to Section 11.2, Section 11.3, Section 11.9, Section 11.10, or Section 11.15 (or any other provision of this Agreement to the extent an amendment would modify the substance of such foregoing Sections), in each case to the extent such amendment would adversely affect the rights of a Financing Source under such Section, shall also be approved by such Financing Source.

Section 11.3. No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto and any purported assignment in violation of the foregoing shall be null and void ab initio; provided, however, that (a) at least five (5) Business Days prior to Closing, in writing to Seller, Buyer may designate one or more of its Affiliates as a transferee of all or any portion of the Transferred Securities and/or any other Equity Interests of the Purchased Companies, and at Closing, such Transferred Securities or other Equity Interests of the Purchased Companies so designated shall be sold, assigned, conveyed and delivered to such identified Affiliate of Buyer, it being acknowledged that the foregoing provision shall not relieve Buyer of any of its obligations under this Agreement (provided, however, no such designation or transfer contemplated in this clause (a) shall be permitted if such designation or transfer could reasonably be expected to delay the consummation of Closing or cause the Seller, the Purchased Companies (prior to Closing) or any Affiliate of the foregoing to incur any out-of-pocket costs, fees, taxes, charges or other expenses of any nature (unless the Buyer is willing to reimburse the Seller, the Purchased Companies or any Affiliate for such costs, fees, taxes, charges or expenses)), and (b) Buyer may collaterally assign its rights under this Agreement to its debt financing sources (including the Financing Sources) or any collateral agent or trustee therefor without any other parties’ consent. Except as expressly set forth in Section 11.15, Section 11.16, Article IX, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Buyer, the Company and the Seller, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement. Notwithstanding the foregoing, (A) Section 11.16 and this sentence of Section 11.3 shall be enforceable by Dechert as if Dechert was directly party hereto, to the extent rights are granted in Section 11.16 to Dechert, and (B) this

Section 11.3, and Section 11.2, Section 11.9, Section 11.10, and Section 11.15 shall each inure to the benefit of, and be enforceable by, each Financing Source and its successors and assigns.

Section 11.4. Entire Agreement; Inconsistency. This Agreement (including all Schedules, Exhibits and Appendices hereto), the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. In the event and to the extent that there shall be an inconsistency between the provisions of this Agreement and the provisions of the Confidentiality Agreement or an Ancillary Agreement, this Agreement shall prevail. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

Section 11.5. Satisfaction of Obligations. Any obligation of any party to any other under this Agreement, that is performed, satisfied or fulfilled completely by an Affiliate of such party shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.6. Equitable Relief. The parties hereto agree that if any of the provisions of this Agreement were not to be performed by a party hereto, as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other parties hereto, no adequate remedy at Law would exist and damages would be difficult to determine, and that such other parties hereto shall be entitled to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement (including causing the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement) without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at Law or equity. No party hereto shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at Law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable. The parties hereto further agree that nothing in this Section 11.6 shall require any party to institute any Litigation for (or limit any party’s right to institute any Litigation for) specific performance under this Section 11.6 prior or as a condition to exercising any termination right under Article X, nor shall the commencement of any Litigation pursuant to this Section 11.6 or anything set forth in this Section 11.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms hereof; it being understood and agreed by the parties that during the pendency of any Litigation initiated by any party under this Section 11.6, such initiating party shall maintain the right to terminate this Agreement under Section 10.1. If a party brings any Litigation to enforce specifically the performance of the terms and provisions hereof by any other party (or a Litigation for monetary damages as described in the following sentence) and the Outside Date has not yet passed, the Outside Date shall automatically be extended by (x) the amount of time during which such Litigation is pending, plus twenty (20) Business Days or (y) such other time period established by the Chosen Court presiding over such Litigation. If a party institutes a Litigation for injunctive relief or specific performance and a court of competent jurisdiction does not award injunctive relief or specific performance to such party in a final order, judgment, injunction or decree in accordance with this Section 11.6, then, for the avoidance of doubt, such party shall not be foreclosed from instituting a Litigation for monetary damages against the other party hereto. Notwithstanding anything in this Agreement to the contrary, if any party is awarded injunctive relief or specific performance as a result of which the Closing actually occurs, such equitable relief shall be such party’s sole and exclusive remedy against the other party hereto under this Agreement solely with respect to such other party’s failure to consummate the Closing. The prevailing party in any Litigation arising under this Section 11.6 shall be entitled to reimbursement of fees, costs and expenses to the extent provided in Section 11.17.

Section 11.7. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein, the Buyer shall pay all filing fees and similar expenses to be paid in connection with the HSR Act or any other Competition/Investment Law.

Section 11.8. Schedules. The disclosure of any matter, or reference to any Contract, in any Schedule to this Agreement shall be deemed to be a disclosure of such matter or Contract for all purposes of this Agreement to which such matter or Contract could reasonably be expected to be pertinent, but shall not be deemed to constitute an admission by the Buyer, the Company or the Seller or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of the Company’s representations and warranties contained in this Agreement. Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of the Buyer, the Company or the Seller or their respective Affiliates, except as and to the extent provided in this Agreement. Matters reflected in a Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Schedules. Regardless of the existence or absence of cross-references, the disclosure of any matter in any Schedule shall be deemed to be a disclosure for purposes of this Agreement and each Schedule to the extent that the relevance of such disclosure is reasonably apparent from its text. The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Schedules are incorporated by reference into the Schedule in which they are directly or indirectly referenced. The information contained in the Schedules is in all events subject to Section 5.4 and the Confidentiality Agreement.

Section 11.9. Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT AND ALL MATTERS ARISING FROM, OR RELATING TO, THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF DELAWARE IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any Litigation with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in any federal court sitting in the City of Wilmington in the State of Delaware or, to the extent such courts are not available, any Delaware State court sitting in the City of Wilmington (in each case, together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over either party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (i) nothing in this Section 11.9 shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction. Notwithstanding the foregoing, each of the parties hereto hereby (i) agree that any claim or dispute involving any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any claim or dispute arising out of or relating in any way to the Financing or the performance thereof, shall be governed by the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, (ii) irrevocably and unconditionally agrees, on behalf of itself and its Affiliates, that it will not bring or support any Litigation against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, suit or proceeding, (iii) agrees that service of process, summons, notice or document by registered mail address to it at its address provided in Section 11.1 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue or, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by Law.

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE), INCLUDING ANY LITIGATION, ACTION, OR PROCEEDING AGAINST A FINANCING SOURCE AND/OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, CONTROLLING PERSONS, ADVISORS, AGENTS, ATTORNEYS, AND REPRESENTATIVES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 11.12. Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13. No Setoff; No Withholding. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to any of the Buyer, the Company or the Seller or their respective Affiliates under this Agreement or the Ancillary Agreements. Notwithstanding anything to the contrary herein, any and all payments made to the Seller under this Agreement (including pursuant to Article II) shall be made free and clear of any deduction or withholding.

Section 11.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.15. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, each party hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future direct or indirect equityholders, directors, officers, employees, incorporators, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners or assignees of the Seller or any former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, representative, general or limited partner, member, manager, Affiliate, agent, assignee or representative of any of the foregoing (collectively, but not including the Seller, the “Seller Affiliates”), through the Seller or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Buyer against the Seller or Seller Affiliate by the enforcement of any assessment or by any legal or equitable Litigation, by virtue of any Law, or otherwise, except for the Buyer’s rights to recover from the Seller (but not any of the Seller Affiliates) under and to the extent provided for in this Agreement or any Ancillary Agreement, subject to the limitations described herein. Recourse against either the Seller or Buyer under this Agreement (subject to the limitations described herein) shall be the sole and exclusive remedy of the Buyer and any other Person against the Seller or any Seller Affiliate in respect of any Losses, liabilities or obligations arising under, or in connection with, this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby. The Buyer hereby covenants and agrees, on behalf of itself and its Affiliates and Representatives, that it and they shall not institute, and it and they shall cause their respective Affiliates not to institute, any Litigation or bring any other claim arising under, or in connection with, this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby against the Seller or any Seller Affiliates except for claims against the Seller under this Agreement or any Ancillary Agreement subject to the limitations described herein. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, the Seller agrees and acknowledges, both for itself, its Affiliates (that, prior to Closing, include the Purchased Companies) and each of their respective stockholders, partners, members, directors, officers, employees, control persons and agents (the “Seller Related Parties”), that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had by any Seller Related Party against any Financing Source (in their capacities as such), in any case whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Source (in their capacities as such) for any obligation of the Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (it being understood that this Section 11.15 shall not limit any rights the Seller may have against the Buyer).

Section 11.16. Legal Representation Each of the parties to this Agreement acknowledges that Dechert currently serves as counsel to both (i) the Purchased Companies on the one hand and/or (ii) the Seller and its Affiliates on the other hand, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of the Seller and its Affiliates on the one hand, and the Purchased Companies on the other hand may no longer be aligned or when, for any reason, the Seller, Dechert, or the Purchased Companies believes that Dechert cannot or should no longer represent both the Seller and its Affiliates on the one hand, and the Purchased Companies on the other hand. The parties understand and specifically agree that Dechert may withdraw from, or the Purchased Companies may cause Dechert to withdraw from, representing the Purchased Companies and continue to represent the Seller and its Affiliates, even if the interests of the Seller and its Affiliates on the one hand, and the interests of the Purchased Companies on the other hand, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though Dechert may have represented the Purchased Companies in a matter substantially related to such dispute or may be handling ongoing matters for the Purchased Companies or any of its Affiliates, and the Buyer (on behalf of itself and, after the Closing, the Purchased Companies) hereby consents thereto and waives any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications relating in any way to this Agreement, the sale of the Transferred Securities, the evaluation of a potential sale of the Transferred Securities or all or substantially all of the assets of any of the Purchased Companies or any alternative transaction involving the Transferred Securities or the Purchased Companies or any of the transactions contemplated hereby among Dechert, on the one hand, and any of the Purchased Companies, the Seller or any of its Affiliates, on the other hand (the “Privileged Communications”), the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of Dechert representing the Purchased Companies shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, with regard to the Privileged Communications shall belong to the Seller and its Affiliates and shall not pass to or be claimed by the Purchased Companies or any of its Affiliates. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching to the Privileged Communications as a result of Dechert representing the Purchased Companies shall survive the Closing, remain in effect and be controlled by the Seller. As to any Privileged Communications, the Buyer and each of the Purchased Companies, together with any of their respective Affiliates, successors or assigns, agree that no such Person may access, use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing. In addition, if the transactions contemplated by this Agreement are consummated, the Purchased Companies shall have no right of access to or control over any of Dechert’s records related to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Seller. Furthermore, in the event of a dispute between the Seller and/or its Affiliates on the one hand, and the Purchased Companies on the other hand, arising out of or relating to the transactions contemplated by this Agreement, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Seller and/or its Affiliates any information or documents developed or shared during the course of Dechert’s joint representation of the Seller and its Affiliates on the one hand, and the Purchased Companies on the other hand, with regard to the transactions contemplated by this Agreement.

Section 11.17. Prevailing Party. In the event any Litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto, any Buyer Indemnified Party or any Seller Indemnified Party (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding shall be reimbursed by the non-prevailing party; provided, that if a Person prevails in part, and loses in part in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the reasonable and documented out of pocket fees, costs and expenses incurred by such Person on an equitable basis. For purposes hereof, and without limitation, a Person which is a Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed and/or (ii) the Defending Party defeats any such claim(s).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

CLOPAY AMES TRUE TEMPER HOLDING CORP.

By:	/S/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Vice President

CLOPAY PLASTIC PRODUCTS COMPANY, INC.

By:	/S/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Vice President

BERRY GLOBAL, INC.

By:	/S/ Jason Greene
Name: Jason Greene
Title: Executive Vice President

[Signature Page - Transaction Agreement]

APPENDIX A

DEFINITIONS

In this Appendix, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below (unless otherwise specified, section references in this Appendix are to Sections of this Agreement):

“‘332 Patent” means U.S. Patent no. 9,492,332.

“338(h)(10) Election” has the meaning set forth in Section 7.7(a).

“2015 Financial Statement” has the meaning set forth in Section 3.8(a).

“2016 Financial Statement” has the meaning set forth in Section 3.8(a).

“2017 Balance Sheet Date” has the meaning set forth in Section 3.8(a).

“2017 Financial Statement” has the meaning set forth in Section 3.8(a).

“Accounting Principles” means the principles and calculations set forth on Exhibit V.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of the Buyer or any Affiliate thereof) related to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) other than the Buyer or any Affiliate thereof involving or relating to the acquisition of at least fifty percent (50%) of the equity interests in, consolidated assets, revenue, net income, or business (as determined by reference to consolidated revenues) of, the Purchased Companies, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets or other similar transaction.

“Adjustment Payable to Buyer” has the meaning set forth in Section 2.7(e)(i).

“Adjustment Payable to Seller” has the meaning set forth in Section 2.7(e)(ii).

“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Party” has the meaning set forth in Section 3.22.

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“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 7.7(b).

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Trademark Assignment Agreement, the CBP Lease, the Signing Stipulation, the Closing Stipulation, and the Assignment of Claims Instrument.

“Annual Cash Incentive Plan” has the meaning set forth in Section 6.1(a).

“Assignment of Claims Instrument” has the meaning set forth in Section 5.17.

“Anticorruption Laws” has the meaning set forth in Section 3.10(b).

“Augusta Landfill” means the area in and near Augusta, Kentucky bounded on the north by Ky. Highway 8, on the east and south by Ky. Highway 19, and on the west by the Old Augusta Turnpike, including without limitation the property defined in the September 1, 1973, lease between Ruth White and the City of Augusta, Kentucky. The Augusta Landfill is sometimes referenced as the Augusta Solid Waste Disposal System.

“Base Closing Cash Amount” has the meaning set forth in Section 2.2.

“Benefit Plans” has the meaning set forth in Section 3.12(a).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the applicable Person. Unless the express context otherwise requires, the term “Books and Records” means the “Books and Records” of the Purchased Companies.

“Brazilian Purchased Company” means each of Clopay Holding Company do Brasil Ltda., Clopay Acquisition Company do Brasil Ltda. and Clopay do Brasil Ltda.

“Business” has the meaning set forth in Recitals.

“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in New York, New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.3.

“Buyer Covered Employee” has the meaning set forth in Section 5.11.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), Section 4.3 (Binding Effect) and Section 4.6 (Finders’ Fees).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.3.

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“Buyer Payable Interest Amount” has the meaning set forth in Section 2.7(d).

“Buyer Plans“ means the employee benefit plans, agreements, programs, policies and arrangements of the Buyer or any of its Affiliates (which shall include the Purchased Companies following the Closing).

“Buyer Regulatory Approvals” has the meaning set forth in Section 4.4(a).

“Buyer Spending Account” has the meaning set forth in Section 6.5.

“Buyer’s Knowledge” means the actual knowledge of any of the individuals listed on Schedule 1.1(a), after reasonable inquiry of such individual’s direct reports.

“Cap” has the meaning set forth in Section 9.5(a)(i).

“Capital Expenditures” means (a) the aggregate value of any and all capital expenditures, capital additions or capital improvements undertaken or incurred by the Purchased Companies, minus (b) the proceeds received from the sale of capital assets of the Purchased Companies.

“Carve-out Losses” means (a) any Loss suffered by a Purchased Company after the Closing to the extent (i) unrelated to the Purchased Companies and the Business, and (ii) not otherwise addressed in any way by the representations and warranties set forth in Article III or subject to indemnification pursuant to Section 9.3(a), Section 9.3(b) or Section 9.3(c); and (b) all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of the Seller or any Purchased Company currently indemnified by any Purchased Company as provided in their respective Organizational Documents, indemnity or indemnification agreements or as provided pursuant to a resolution of the Seller or any Purchased Company, as applicable.

“CBP” means Clopay Building Products Company, Inc.

“CBP Lease” shall mean the lease, substantially in the form of Exhibit VI attached hereto, to be entered into between Company and CBP.

“Chosen Courts” has the meaning set forth in Section 11.9.

“Civil Action” has the meaning set forth in Section 5.16.

“Claim Notice” has the meaning set forth in Section 9.7(a).

“Claim Rights” has the meaning set forth in Section 5.17.

“Claiming Party” has the meaning set forth in Section 11.17.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

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“Closing Date Cash” means the fair market value (expressed in Dollars) as determined and calculated in accordance with GAAP of (a) all cash and cash equivalents of any kind (including, without limitation, all cash in bank accounts and cash on hand, restricted cash, cash on deposit, cash deposited with third parties and cash posted for bonds or with respect to escrow), including any uncleared checks and drafts or wire transfers received or deposited for the account but not yet credited, of any of the Purchased Companies as of Closing, less (b) any cash, cash in transit or other items otherwise convertible into cash received by or channeled through accounts of the Purchased Companies solely as a result of the transactions contemplated by the Agreement, less (c) to the extent not included in (b) above, the aggregate amount of any checks written by the Purchased Companies but not yet cashed, and less (d) any cash in bank accounts of PRC Purchased Company as of Closing.

“Closing Date Funded Indebtedness” means, without duplication, the obligations of the Purchased Companies outstanding and unpaid immediately prior to the Closing (which obligations include any principal, accrued interest, fees, costs, penalties or make-whole or similar payments in connection therewith, but excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations not then owing) under any Funded Indebtedness.

“Closing Date Payment Amount” has the meaning set forth in Section 2.3(a).

“Closing Debt to be Discharged“ means the Closing Date Funded Indebtedness set forth in Schedule 2.3(b)(iii).

“Closing Statement” has the meaning set forth in Section 2.7(a).

“Closing Stipulation” has the meaning set forth in Section 5.16.

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Continuation Period” has the meaning set forth in Section 6.1(a).

“Company” has the meaning set forth in Preamble.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Corporate Authorization), Section 3.3 (Binding Effect), Section 3.7 (Capitalization; Equity Interests), Section 3.16 (Taxes), and Section 3.18 (Finders’ Fees).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned in whole or in part by any Purchased Company.

“Competing Business” has the meaning set forth in Section 5.9(a).

“Competition/Investment Law” means any and all federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders,

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decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment, including the HSR Act and any similar Law enforced by any Governmental Entity regarding notifications for the purpose of competition reviews.

“Conclusive Closing Statement” has the meaning set forth in Section 2.7(d).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Berry Global Group, Inc. and Griffon Corporation, dated August 25, 2017.

“Contracts” means all agreements, contracts, licenses, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and other binding commitments.

“CP Sales” means Clopay Plastic Products International Sales Corporation.

“Data Room” has the meaning set forth in Section 4.11.

“Dechert” has the meaning set forth in Section 2.4.

“Deductible Amount” has the meaning set forth in Section 9.5(a)(i).

“Defending Party” has the meaning set forth in Section 11.17.

“Direct Claim” has the meaning set forth in Section 9.7(b).

“Disputed Items” has the meaning set forth in Section 2.7(b).

“Dollars” or “$” means the lawful currency of the United States of America.

“Employees” means (a) each person who as of immediately prior to the Closing is an active employee of any Purchased Company, including employees on vacation or on a regularly scheduled day off from work (including for jury service or military service duty); and (b) each employee of any Purchased Company who is on short-term disability, long-term disability or leave of absence as of immediately prior to the Closing.

“Environmental Laws” means any Law relating to protection, management, or regulation of the environment, or human health or safety, including the National Environmental Policy Act (42 U.S.C. §4321 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1960 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §3808 et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. 650 et seq.), and any similar federal, state or local Laws.

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“Environmental Liabilities” means any cost, damages, expense, Liability, obligation or other legal responsibility arising from or under any applicable Environmental Law, including those consisting of or relating to: (a) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law; (b) Liability under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or (c) any other compliance, corrective or remedial measure required under any Environmental Law. The terms “removal,” “remedial” and “response action” shall have the meaning of those terms as defined by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Environmental Survival Date” means the date that is three (3) years from the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business controlled by, controlling or under common control with a Purchased Company (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or (b)).

“Equity Interest” means (a) any shares of capital stock of a corporation, (b) any general or limited partnership interest in any partnership, (c) any membership or other ownership interest in any limited liability company, (d) any equity security of or other ownership interest in any other legal entity, (e) any phantom equity or equity appreciation or similar rights, (f) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (g) any subscriptions, calls, warrants, options, or commitments of any kind or character entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, or (h) any securities (whether debt or equity securities) convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities.

“Estimated Net Funded Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Excess Amount” has the meaning set forth in Section 2.3(a).

“Estimated Transaction Related Expenses” has the meaning set forth in Section 2.3(a).

“Excelsior” has the meaning set forth in Section 5.17.

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“Excelsior Parties” has the meaning set forth in Section 5.17.

“Final Net Funded Indebtedness” has the meaning set forth in Section 2.7(d).

“Final Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.7(d).

“Final Net Working Capital Excess Amount” has the meaning set forth in Section 2.7(d).

“Final Payment Amount” has the meaning set forth in Section 2.7(d).

“Final Transaction Related Expenses” has the meaning set forth in Section 2.7(d).

“Financial Statements” has the meaning set forth in Section 3.8(a).

“Financing“ means the debt financing incurred or intended to be incurred with regard to all or any portion of the Purchase Price, as designated by Buyer in its sole discretion.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Food and Drug Safety Laws” has the meaning set forth in Section 3.24(a).

“Fraud Claim” means, with respect to any party to this Agreement, actual and intentional fraud with respect to the making of representations and warranties pursuant to Article III (in the case of the Seller and the Company) or Article IV (in the case of the Buyer); provided such actual and intentional fraud of such party shall only be deemed to exist if such party itself (and not any other Person on its behalf (including any agents, representatives or Affiliates (or any employees of any of the foregoing) of such party) makes a knowing and intentional misrepresentation of a material fact with the intent that the other party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under Delaware Law.

“Fundamental Survival Date” means the date that is sixty (60) days after the expiration of the applicable statute of limitations for the item or matter (including alleged breach of an applicable representation and warranty) in question.

“Funded Indebtedness“ means, collectively, with respect to the Purchased Companies, without duplication, the sum of all amounts owing by the Purchased Companies to repay in full amounts due and terminate all obligations (other than indemnity obligations that are not owing or outstanding) with respect to (i) all indebtedness for borrowed money of the Purchased Companies, and all obligations evidenced by bonds, debentures, notes or other similar

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instruments, (ii) all obligations under acceptance credit, letters of credit or similar facilities, in each case to the extent drawn, (iii) the capitalized portion of all obligations under capital or direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of the applicable Person’s business), (iv) all obligations evidenced by bonds, notes or debentures, (v) all obligations for the payment of deferred purchase price, “earnout” or similar consideration in respect of property or services, (v) all obligations in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate hedging arrangements (valued at the termination value thereof), and (vi) all guarantee obligations of any Purchased Company in respect of obligations of the kind referred to in clauses (i) through (v) above, including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing, but excluding any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses payable in connection with any Funded Indebtedness that will not become due, payable or paid (in each case, whether at maturity, acceleration or otherwise) in connection with or as a result of the transactions contemplated by this Agreement (whether before or after the Closing); provided that, none of the following obligations (nor any guarantee obligation in respect thereof) or any accrued and unpaid interest on any of the following or any breakage costs, penalties, additional interest, premiums, fees or other costs and expenses associated with the prepayment or redemption of any of the following shall constitute “Funded Indebtedness”: (A) indebtedness of any Purchased Company owed to any other Purchased Company; (B) indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits; property casualty or liability insurance; take-or-pay obligations in supply arrangements; self-insurance obligations; performance, bid, surety, custom, utility and advance payment bonds or performance and completion guaranties (in each case to the extent entered into in the ordinary course of business); (C) indebtedness obligations of the Purchased Companies with respect to any Parent Indebtedness actually released pursuant to Section 2.5(b) herein; and/or (D) indebtedness in the form of customary obligations under indemnification, incentive, non-compete, consulting or deferred compensation arrangements, customary indemnification obligations to purchasers in connection with acquisitions, dispositions or divestitures, deferred purchase price obligations, or other similar arrangements.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“General Survival Date” means the date that is twelve months from the Closing Date.

“German Purchased Company” means each of Clopay Europe GmbH, Clopay Dombühl GmbH and Clopay Aschersleben GmbH.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals, registrations and filings, issued by, obtained from, or conducted with, a Governmental Entity or any securities exchange.

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“Governmental Entity” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, quasi-governmental and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Guarantee of the Business” has the meaning set forth in Section 5.8(a).

“Guarantee of the Seller” has the meaning set forth in Section 5.8(b).

“Hazardous Materials” means (a) any pollutant, contaminant, waste, toxic substance, asbestos and asbestos-containing material, hazardous waste, hazardous material, hazardous substance, contaminant, pollutant, waste or words of similar import, as defined in by any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls to the extent regulated by Environmental Law.

“HIPAA” means Health Insurance Portability and Accountability Act of 1996.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, any corporate franchise and occupation Tax) if such Tax is primarily based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” means any Person against whom indemnification may be sought pursuant to the provisions of Article IX.

“Intellectual Property Rights” means all (i) copyrights, whether registered or unregistered; (ii) patents, patent applications, invention disclosures, and all extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part, and related applications; (iii) trade secrets, know-how and other confidential or proprietary information, including ideas, inventions, designs, drawings, specifications, product configurations, prototypes, models, technical data and formulae; (iv) trademarks and service marks whether registered or unregistered, brand names, certification marks, collective marks, Internet domain name registrations, logos, slogans, symbols, trade dress and design rights, all registrations, renewals and applications for registration of the foregoing, and all goodwill associated therewith; and (v) all registrations and applications for any of the foregoing.

“Interest Rate” means a rate per annum equal to 3%, calculated daily on the basis of a 365 day year and the actual number of days elapsed.

“IRS” means the U.S. Internal Revenue Service.

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“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, directive, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or securities exchange.

“Leased Real Property” has the meaning set forth in Section 3.15(b).

”Leases” has the meaning set forth in Section 3.15(b).

"Liability” means with respect to any Person, any liability, debt, loss, damage, adverse claim, fine, penalty, expense, deficiency, responsibility or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, choate or inchoate, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts and consultants and costs of investigation).

“Lien” means any charge, mortgage, pledge, security interest, lien, mortgage, indenture, deed of trust, easement, adverse claim (in the nature of a lien), title defect, title retention agreement, community property interest, option, encroachment, license, purchase agreement, option, restriction on transfer (other than those that customarily arise under securities Laws in private transactions) or encumbrance whether imposed by Contract, understanding, or Law.

“Limited Transfer Liens” means (a) preemptive rights, subscription rights, transfer restrictions, rights of first refusal or offer, and other similar restrictions set forth in the Organizational Documents of the issuer of the applicable securities; and (b) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws.

“Litigation” means any civil, criminal or administrative actions, suits, or claims, filed by or before any Governmental Entity or arbitration tribunal.

“Long-Term Cash Incentive Plan” has the meaning set forth in Section 6.1(a).

“Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements), subject to Section 11.15.

“LTD Employee” means each Employee who is, immediately before the Closing, on a leave of absence from the Purchased Companies and receiving benefits under a long-term disability plan sponsored by Seller or an Affiliate thereof.

“Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the financial condition or results of operations of the Purchased Companies taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in

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determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Material Adverse Effect: (a) any failure by any of the Purchased Companies to meet any internal or published projections, forecasts, or revenue or earnings predictions; (b) any adverse change, effect, event or occurrence to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including, any reduction in sales, any change in landlord or disruption in partner or similar relationships, or any loss of employees); (c) any adverse change, effect, event or occurrence attributable to conditions affecting (i) the industries in which any of the Purchased Companies participates (including fluctuating conditions resulting from cyclicality or seasonality), (ii) national, regional, local, international or global economies in any geographical areas in which any of the Purchased Companies operate, or (iii) capital markets, including changes in interest rates; (d) any adverse change, effect, event or occurrence resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement, any of the Ancillary Agreements (including any change, effect, event or occurrence resulting from any Person’s actions taken, or failures to take action, in furtherance of or as a result of the transactions and obligations contemplated in Section 5.2) or to which Buyer has consented; (e) any adverse change, effect, event or occurrence arising from or relating to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof; (f) any adverse change, effect, event or occurrence arising in connection with natural disasters or acts of nature, pandemic, weather condition, act of God, hostilities, acts of war (whether or not pursuant to the declaration of a national emergency or war, as applicable), sabotage or terrorism or military actions or any escalation or material worsening of any such actions existing or underway as of the date hereof; or (g) the effect of any action taken by the Buyer or any of its Affiliates with respect to the transactions contemplated hereby or with respect to the Seller or the Purchased Companies; provided that the exceptions in clauses (c)(ii) and (iii), (e) and (f) above shall apply only to the extent such change, effect, event or occurrence referred to in such exception does not have a materially disproportionate impact on the Purchased Companies, taken as a whole, relative to other Persons operating in the industries in which the Purchased Companies operate.

“Material Contracts” has the meaning set forth in Section 3.14(a).

“Material Customers” has the meaning set forth in Section 3.23.

“Material Suppliers” has the meaning set forth in Section 3.23.

“Net Funded Indebtedness” means the amount equal to Closing Date Funded Indebtedness minus Closing Date Cash.

“Net Working Capital” has the meaning set forth in Schedule A.

“Neutral Expert” has the meaning set forth in Section 2.7(d).

“Non-Dispute Notice” has the meaning set forth in Section 2.7(f)(i).

“Non-Governmental Consents” has the meaning set forth in Section 3.4(b).

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“Non-Permitted Testing” means any and all environmental sampling, testing or intrusive investigation that is not required to achieve compliance with Environmental Laws or by a Governmental Entity acting within its lawful jurisdiction.

“Organizational Documents” means: (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (c) with respect to any Person that is a limited liability company in the PRC, its business license and articles of association, and (d) with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Other Insurance Policies” has the meaning set forth in Section 3.17.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Owned Real Property” has the meaning set forth in Section 3.15(a).

“Parent Indebtedness” means indebtedness obligations with respect to (x) that certain Third Amended and Restated Credit Agreement, dated as of March 22, 2016, by and among Griffon Corporation, the Lenders party thereto, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A., Capital One, National Association and Citizens Bank, National Association, as Co-Documentation Agents and JPMorgan Chase Bank, N.A., as Administrative Agent, (y) that certain Indenture with respect to 5.25% Senior Notes due 2022, dated as of February 27, 2014, by and among Griffon Corporation, the guarantors named on the signature pages thereto and Wells Fargo Bank, National Association, as trustee, and (z) that certain Credit Agreement, dated as of August 22, 2016, among Wells Fargo Bank, N.A., as directed trustee of the trust established under the Griffon Corporation Employee Stock Ownership Plan, Griffon Corporation, as Guarantor, the lenders party thereto, and Capital One, N.A., as Administrative Agent, among others, as amended.

“PC Releasees” has the meaning set forth in Section 5.15(b).

“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or due but not delinquent, (b) Liens for Taxes, assessments and other governmental charges (x) not yet due and payable or due but not delinquent, or (y) being contested in good faith by appropriate Litigation and for which adequate reserves have been established in accordance with GAAP or other applicable accounting principles, (c) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the value of, or occupancy or use of the real property for the purposes for which it is currently used in connection with the Purchased Companies’ business, (B) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the value or occupancy or use of the real

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property for the purposes for which it is currently used in connection with the Purchased Companies’ business and (C) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property, (d) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (e) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (f) Liens created by this Agreement or any of the Ancillary Agreements, or in connection with the transactions contemplated hereby by the Buyer, (g) leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof) set forth in any Schedule, (h) any and all service Contracts affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto, (i) with respect to Owned Real Property, Liens and other similar restrictions of record identified in any title reports obtained by the Buyer or made available to the Buyer, (j) Liens disclosed as exceptions in any title insurance policy issued to, and approved by the Buyer in connection with the transactions completed hereby, (k) Liens reflected or reserved against on the face of the balance sheet that is a part of the Financial Statements, and (l) Limited Transfer Liens.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Post-Closing Portion” has the meaning set forth in Section 7.4.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“PRC” means the People’s Republic of China (solely for purpose of this Agreement, excluding Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region).

“PRC Purchased Companies” means the Purchased Companies established under the Laws of the PRC.

“Pre-Closing Portion” has the meaning set forth in Section 7.4.

“Pre-Closing Tax” means any Tax of the Purchased Companies that is attributable to any Pre-Closing Tax Period; provided that, in the case of any Straddle Period, the amount of any Income Tax of the Purchased Companies that is allocable to the Pre-Closing Tax Period shall be allocated pursuant to Section 7.4.

“Pre-Closing Tax Period” means any Income taxable period (or portion thereof) for any income Tax ending on or prior to the Closing Date.

“Proceeding” has the meaning set forth in Section 11.17.

“Purchase” has the meaning set forth in Recitals.

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“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Companies” means, collectively, the Company and its Subsidiaries.

“Purchased Company Insurance Policies” has the meaning set forth in Section 3.17.

“Purchased Company Tax Deductions” means (A) any deductible payments resulting from the satisfaction of any indebtedness of any of the Purchased Companies in connection with the transactions contemplated by this Agreement (including the amount (for U.S. federal income tax purposes) of any unamortized debt issuance costs, unpaid original issue discount or PIK interest, or deferred reorganization costs of any of the Purchased Companies as of the Closing Date), and (B) the amount of any indebtedness owing to any of the Purchased Companies that is deemed by the Seller or any of its Affiliates to be uncollectible prior to Closing; provided, however, that if the deduction for such uncollectible amount is or will be reported as an uncertain tax position (UTP) on Schedule UTP to the Form 1120 filed or to be filed by any of the Purchased Companies, or such UTP is or otherwise would be required to be disclosed under the guidelines set forth in Interpretation No. 48 – Accounting for Uncertain Tax Positions as issued by the Financial Accounting Standard Board, the deduction of such uncollectible amount is supported by a favorable opinion of tax counsel (a copy of which shall have been provided to the Buyer).

“Real Property” has the meaning set forth in Section 3.14(b).

“Real Property Permits” has the meaning set forth in Section 3.15(g).

“Regulatory Approvals” has the meaning set forth in Section 4.4(a).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration into or through the indoor or outdoor environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Representative” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Resolution Period” has the meaning set forth in Section 2.7(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations promulgated under each of the foregoing (in each case as amended from time to time).

“Seller” has the meaning set forth in Preamble.

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“Seller 401(k) Plan” has the meaning set forth in Section 6.3.

“Seller Affiliates” has the meaning set forth in Section 11.15.

“Seller Covered Employee” has the meaning set forth in Section 5.10.

“Seller ESOP” has the meaning set forth in Section 6.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 9.4.

“Seller LTD Plan” has the meaning set forth in Section 6.1(a).

“Seller Marks” has the meaning set forth in Section 5.7.

“Seller Payable Interest Amount” has the meaning set forth in Section 2.7(d).

“Seller Regulatory Approvals” has the meaning set forth in Section 3.4(a).

“Seller Related Parties” has the meaning set forth in Section 11.15.

“Seller Releasees” has the meaning set forth in Section 5.15(a).

“Seller Spending Account” has the meaning set forth in Section 6.5.

“Seller’s Knowledge” means the actual knowledge of any of the individuals listed on Schedule 1.1(b), after reasonable inquiry of such individual’s direct reports.

“Signing Stipulation” has the meaning set forth in Section 5.16.

“Straddle Period” means any taxable period for any income Tax beginning on or before the Closing Date and ending thereafter.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Survival Date” has the meaning set forth in Section 9.1.

“Target Net Working Capital” means $71,000,000.00.

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“Tax Claim” has the meaning set forth in Section 7.3(a).

“Tax Returns” means any report, return, computation, declaration, claim, claim for refund, or information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes.

“Tax Sharing Agreement” means a Contract the main purpose is the allocation or reimbursement of Taxes.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes and government levies, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax (foreign or domestic).

“Third-Party Claim” has the meaning set forth in Section 9.7(a).

“Transaction Related Expenses” means the sum of (i) the amount of sale bonuses, change in control bonuses or retention bonuses that become payable upon, and solely by reason of, the consummation of the transactions contemplated by this Agreement and that were incurred by any of the Purchased Companies at or prior to the Closing; (ii) the amount necessary to satisfy, terminate, and pay-in-full all Equity Interests of any Purchased Company held by any Person other than another Purchased Company or the Seller; (iii) any federal, state, or other payroll Taxes (excluding withholding for income, Federal Insurance Contribution Act, and Federal Unemployment Tax Act taxes) arising from the payments in clauses (i) and (ii) above; (iv) management and related fees payable by the Purchased Companies to any Affiliate (other than the Purchased Companies), in each case, only to the extent not paid prior to Closing; and (v) the amount of any investment banking, accounting, attorney or other professional fees incurred by any of the Purchased Companies with respect to the transactions contemplated by this Agreement, if any, and in each case, only to the extent not paid prior to Closing.

“Transfer” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 7.2.

“Transferred Securities” has the meaning set forth in Recitals.

“Transition Services Agreement” has the meaning set forth in Section 5.18.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

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